AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               LECROY CORPORATION,

                       2006 FRANKLIN CONGRESS CORPORATION,

                           CATALYST ENTERPRISES, INC.

                                       AND

                                NADER SALEHOMOUM

                                     AS THE

                   SHAREHOLDER AND EQUITYHOLDER REPRESENTATIVE

                               SEPTEMBER 29, 2006










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                                TABLE OF CONTENTS

ARTICLE I. DEFINITIONS...........................................................................................1
           1.1.     Defined Terms................................................................................1
           1.2.     Terms Defined Elsewhere......................................................................6

ARTICLE II. THE MERGER...........................................................................................7
           2.1.     The Merger...................................................................................7
           2.1.     The Merger...................................................................................7
           2.2.     Effective Time...............................................................................8
           2.3.     Closing of the Merger........................................................................8
           2.4.     Effects of the Merger........................................................................8
           2.5.     Articles of Incorporation and Bylaws.........................................................8
           2.6.     Directors....................................................................................8
           2.7.     Officers.....................................................................................8
           2.8.     Conversion of Shares; Treatment of Company Options...........................................9
           2.9.     Escrow Amount...............................................................................11
           2.10.    Distribution of the Merger Consideration....................................................11
           2.11.    Dissenting Shares...........................................................................12
           2.12.    Withholding Rights..........................................................................12
           2.13.    Equityholder Representative.................................................................12
           2.14.    Transaction Fees............................................................................14
           2.15.    Capitalization Schedule.....................................................................14

ARTICLE III. CLOSING DELIVERIES.................................................................................14
           3.1.     Deliveries by the Company and the Stockholder at the Closing................................14
           3.2.     Deliveries by Parent and Merger Sub at the Closing..........................................15

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDER..................................15
           4.1.     Organization of the Company.................................................................16
           4.2.     Subsidiaries................................................................................16
           4.3.     Authorization...............................................................................16
           4.4.     Capitalization..............................................................................16
           4.5.     Title to Properties and Assets..............................................................17
           4.6.     Absence of Certain Activities...............................................................18
           4.7.     Certain Actions.............................................................................18
           4.8.     Material Contracts..........................................................................19
           4.9.     Compliance with Other Instruments...........................................................20
           4.10.    Financial Statements........................................................................21
           4.11.    Liabilities.................................................................................21
           4.12.    Taxes ......................................................................................21
           4.13.    Environmental Matters.......................................................................24
           4.14.    Employee Benefits...........................................................................25
           4.15.    Compliance with Law.........................................................................27
           4.16.    Permits.....................................................................................27

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           4.17.    Consents and Approvals......................................................................27
           4.18.    Litigation..................................................................................28
           4.19.    Labor Matters...............................................................................28
           4.20.    Intellectual Property; Software.............................................................29
           4.21.    Transactions with Certain Persons...........................................................34
           4.22.    Insurance...................................................................................35
           4.23.    Accounts Receivable; Major Suppliers........................................................35
           4.24.    Certain Business Practices..................................................................35
           4.25.    No Brokers..................................................................................35
           4.26.    Books and Records...........................................................................36
           4.27.    Bank Accounts...............................................................................36
           4.28.    Authorization by Stockholder................................................................36
           4.29.    Title to Shares.............................................................................36
           4.30.    Proceedings Regarding Stockholder...........................................................36

ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.............................................37
           5.1.     Organization................................................................................37
           5.2.     Authorization...............................................................................37
           5.3.     Compliance with Other Instruments...........................................................37
           5.4.     Consents and Approvals......................................................................37
           5.5.     Litigation..................................................................................38
           5.6.     No Brokers..................................................................................38
           5.7.     SEC Documents...............................................................................38
           5.8.     Investigation by Parent; Company's and Shareholder's Liability..............................39

ARTICLE VI. COVENANTS OF ALL PARTIES............................................................................39
           6.1.     Conduct of Business.........................................................................39
           6.2.     Stockholder Written Consent.................................................................41
           6.3.     Investigation by Parent.....................................................................41
           6.4.     Regulatory Matters..........................................................................41
           6.5.     Notification of Certain Matters.............................................................42
           6.6.     Public Announcements........................................................................43
           6.7.     Employee Matters............................................................................43
           6.8.     Indemnity Regarding Guaranteed Obligations..................................................44
           6.9.     No Liability Regarding Reconstituted Financial Statements...................................44

ARTICLE VII. CONDITIONS TO OBLIGATIONS..........................................................................45
           7.1.     Conditions to Each Party's Obligations to Effect the Merger.................................45
           7.2.     Conditions to the Company's Obligations to Effect the Merger................................45
           7.3.     Conditions to the Obligations of Parent and Merger Sub to Effect the Merger.................46

ARTICLE VIII TERMINATION........................................................................................47
           8.1.     Termination.................................................................................47
           8.2.     Effect of Termination.......................................................................48

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ARTICLE IX. INDEMNIFICATION.....................................................................................48
           9.1.     Survival of Representations.................................................................48
           9.2.     Indemnification.............................................................................49
           9.3.     Notice of Claims............................................................................50
           9.4.     Third Person Claims.........................................................................51
           9.5.     Limitation on Indemnity; Payments Out of Escrow Account.....................................51
           9.6.     Remedies....................................................................................52

ARTICLE X. MISCELLANEOUS........................................................................................52
           10.1.    Binding Effect; Assignment..................................................................52
           10.2.    Notices.....................................................................................53
           10.3.    Choice of Law...............................................................................54
           10.4.    Entire Agreement; Amendments and Waivers....................................................54
           10.5.    Counterparts................................................................................54
           10.6.    Severability................................................................................55
           10.7.    Headings....................................................................................55
           10.8.    Schedules...................................................................................55
           10.9.    No Third Party Beneficiaries................................................................55
           10.10.   Specific Performance........................................................................55
           10.11.   No Strict Construction......................................................................55
           10.12.   Expenses....................................................................................55
           10.13.   Submission to Jurisdiction; Waivers; Consent to Service of Process..........................55
           10.14.   Recovery of Attorneys' Fees.................................................................56
           10.15.   Waiver of Jury Trial........................................................................56
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                                      iv
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                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of
September 29, 2006, is entered into by and among LeCroy Corporation, a Delaware corporation ("PARENT"), 2006 Franklin Congress Corporation, a California corporation and wholly-owned subsidiary of Parent ("MERGER SUB"), Catalyst
Enterprises, Inc., a California corporation (the "COMPANY"), and Nader
Salehomoum, acting in his capacity as (i) equityholder representative in connection with the transactions contemplated by this Agreement (the
"EQUITYHOLDER REPRESENTATIVE") and (ii) the sole shareholder of the Company (the
"SHAREHOLDER").

                                    RECITALS

         WHEREAS, the Boards of Directors of the Company, Parent and Merger Sub have each (i) determined that the Merger (as defined below) is fair, advisable and in the best interests of their respective shareholders and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

         WHEREAS, immediately following the execution and delivery of this Agreement, the Company will submit this Agreement to the shareholders of the Company for approval and adoption of this Agreement and the consummation of the transactions contemplated hereby in accordance with Applicable Law (as hereinafter defined) and the Company's articles of incorporation and bylaws.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

         1.1. Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

                  "AFFILIATE" means, with respect to any Person, any other
Person which directly or indirectly controls, is controlled by or is under common control with such Person.

                  "ANCILLARY AGREEMENTS" means the Employment Agreements, the
Non-Competition Agreement, and the Escrow Agreement.

                  "APPLICABLE LAW(S)" means, with respect to any Person, any federal, state, local or other statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, award, decree or other requirement of any Governmental Authority existing as of the date of this Agreement or as of the Closing Date applicable to such Person or any of such Person's property, assets, officers, directors, employees, consultants or agents.

                  "BUSINESS" means the business of the Company, as conducted as of the date of this Agreement, including without limitation the design and manufacture of advanced test solutions & data analysis tools for high performance I/O buses.

                  "BUSINESS DAY" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

                  "CLOSING COMMON STOCK NUMBER" means the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time.

                  "CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "COMPANY OPTION PLAN" means the Catalyst Enterprises, Inc. 2005 Stock Option Plan.

                  "COMPANY OPTIONS" means options to purchase Common Stock pursuant to the terms of the Company Option Plan.

                  "COMPANY OPTION SCHEDULE" means Schedule 4.4(d) of the Company Disclosure Schedule.

                  "COMPANY OPTION SHARES" means, with respect to any Company Option, the shares of Common Stock into which such Company Option (whether or not vested) is exercisable.

                  "COURT ORDER" means any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or Governmental Authority that is binding on any Person or its property under Applicable Law.

                  "DEFAULT" means (a) any actual breach or default, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach or default or (c) the occurrence of an event that, with or without the passage of time or the giving of notice or both, would give rise to a right of termination, renegotiation or acceleration.

                  "EMPLOYMENT AGREEMENTS" means those certain Employment Agreements entered into as of the date hereof, effective as of the Effective Time, by and between the Company and each of Nader Salehomoum and James Yasueda, substantially in the forms attached hereto as EXHIBITS A1 AND A2.

                  "ENCUMBRANCE" means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

                  "FINANCIAL STATEMENTS" means (a) the unaudited, modified cash-basis balance sheet of the Company dated as of June 30, 2006, (b) the unaudited, modified cash-basis balance sheet of the Company dated as of December 31, 2005.

                  "GAAP" means generally accepted United States accounting principles consistently applied over all relevant periods.

                  "GOVERNMENTAL AUTHORITY" means any court, administrative agency, regulatory body, commission or other governmental authority or instrumentality of the United States or any other country or any state, county, municipality or other governmental division of any country.

                  "INITIAL MERGER CONSIDERATION" means the amount of $30,150,000.

                  "INITIAL PER COMMON EQUIVALENT MERGER CONSIDERATION" means the amount equal to (i) (x) the Initial Merger Consideration, plus (y) the aggregate exercise price with respect to all Vested-In-The-Money Company Options that have been exercised or where the option holder has elected to receive cash pursuant to Section 2.8(b)(ii), divided by (ii) the Closing Common Stock Number plus the number of Vested In-The-Money Company Options that the optionee has elected to receive cash pursuant to Section 2.8(b)(ii).

                  "KNOWLEDGE" of the Company means the knowledge of the officers and directors of the Company which they would reasonably be expected to have after making all necessary or appropriate inquiries of the Persons identified on
Schedule I and after making reasonable investigation of the surrounding circumstances, regardless of whether or not such inquiries and investigation have been made.

                  "LIABILITIES" means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, known or unknown, and whether accrued, absolute, contingent, matured, unmatured or other, including, without limitation, "off-balance sheet" Liabilities.

                  "MATERIAL ADVERSE EFFECT" will be deemed to occur if any event (whether specific to the applicable party or generally applicable to multiple parties), violation, inaccuracy, circumstance or other matter has, or would reasonably be expected to have or give rise to, a material adverse effect on or material adverse change to (a) the financial condition, business, results of operations, assets, Liabilities or capitalization of the party making the representations and warranties, or (b) the ability of such party to consummate the transactions contemplated by this Agreement or to perform any of its obligations under this Agreement; provided, however, in no event shall any of the following events occurring on or after the date of this Agreement, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (A) any event resulting from compliance with the terms and conditions of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, or (B) any event that results from changes affecting any of the industries in which such entity operates generally or the United States or worldwide economy generally (which changes in each case do not disproportionately affect such entity in any material respect).

                  "MERGER CONSIDERATION" means the amount of $33,500,000, payable (i) $30,000,000, in cash plus (ii) $3,500,000 in the form of the Promissory Note.

                  "MOST RECENT BALANCE SHEET" means the unaudited, modified cash-basis balance sheet of the Company dated as of August 28, 2006.

                  "NON-COMPETITION AGREEMENT" means the Non-Competition Agreement entered into as of the date hereof, effective as of the Effective Time, by and between the Company and Nader Salehomoum, substantially in the form attached hereto as EXHIBIT B.

                  "ORDINARY COURSE OF BUSINESS" or "ORDINARY COURSE" or any similar phrase means the ordinary course of the Business, consistent with the past practice of the Company.

                  "PARENT COMMON STOCK" means the common stock, $.01 par value, of Parent.

                  "PARTICIPATING RIGHTS HOLDERS" means those Persons (other than the holders of Company Dissenting Shares) who, immediately prior to the Effective Time, were holders of Common Stock or Vested In-The-Money Company Options, and whose interests therein, as the result of the Merger, are converted into rights to receive a pro rata portion of the Merger Consideration. For purposes of this Agreement, "Participating Rights Holder" shall include a Participating Rights Holder's "immediate family" as that term is defined in 17 C.F.R. 240.16a-1(e), by will or by the laws of descent and distribution, or by instrument to an inter vivos or testamentary trust in which the Common Stock or Vested In-The-Money Company Options are to be passed to beneficiaries upon the death of the trustor (settler), or, by gift, to such immediate family; provided, that such Common Stock or Vested In-The-Money Company Options in the hands of each such transferee shall remain subject to this Agreement.

                  "PER COMMON EQUIVALENT MERGER CONSIDERATION" means the amount equal to (i) (x) the amount of the Merger Consideration, plus (y) the aggregate exercise price with respect to all Vested-In-The-Money Company Options that have been exercised or where the option holder has elected to receive cash pursuant to Section 2.8(b)(ii), divided by (ii) the Closing Common Stock Number plus the number of Vested In-The-Money Company Options that the optionee has elected to receive cash pursuant to Section 2.8(b)(ii).

                  "PERMITS" means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority, whether foreign, federal, state or local, or any other Person, necessary for the past or present conduct of, or relating to the operation of the Business.

                  "PERMITTED ENCUMBRANCES" means (a) liens, taxes, assessments and other governmental charges not yet due and payable, (b) statutory, mechanics', laborers' and materialmen liens arising in the Ordinary Course of Business for sums not yet due, (c) statutory and contractual landlord liens under leases pursuant to which the Company is a lessee and not in default, (d) with regard to real property, any and all matters of record in the jurisdiction where the real property is located including, without limitation, restrictions, reservations, covenants, conditions, oil and gas leases, mineral severances and liens and (e) with regard to real property, any easements, rights-of-way, building or use restrictions, prescriptive rights, encroachments, protrusions, rights and party walls, and liens for taxes, assessments, and other governmental charges not yet due.

                  "PERSON" means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture or Governmental Authority.


                  "PROMISSORY NOTE" means the Promissory Note in the principal amount of $3,500,000 issued by Parent on the Closing Date and payable to the Shareholder, substantially in the form attached hereto as EXHIBIT C.

                  "REGULATIONS" means any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other Governmental Authority, and including, without limitation, those relating to import/export, foreign controls and foreign trade, anti-boycott laws, environmental laws, energy, public utility, health codes, occupational safety and health regulations and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

                  "REPRESENTATIVE" means, with respect to any Person, any officer, director, principal, attorney, agent, employee or other representative of such Person.

                  "SHARES" mean, collectively, the shares of Common Stock.

                  "SUBSEQUENT ESCROW MERGER CONSIDERATION" means the initial Escrow Amount pursuant to Section 2.9, as such amount may be reduced or increased pursuant to Sections 9.2 and 9.4.

                  "SUBSEQUENT ESCROW PER COMMON EQUIVALENT MERGER CONSIDERATION" means the amount equal to (x) the amount of the Subsequent Escrow Merger Consideration divided by (y) the Closing Common Stock Number plus the number of Vested In-The-Money Company Options that the optionee has elected to receive cash pursuant to Section 2.8(b)(ii).

                  "SUBSIDIARY" means (a) any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, (b) any partnership in which the Company is a general partner or (c) any limited liability company, partnership or other entity in which the Company possesses a 50% or greater interest in the total capital or total income of such limited liability company, partnership or other entity.

                  "TRADING PRICE" means the weighted average closing price of a share of Parent Common Stock on the Nasdaq National Market on the ten (10) trading days ending two (2) days before the date of this Agreement, as reported in The Wall Street Journal.

                  "TRANSACTION FEES" means fees and expenses of the Company and the Shareholder incident to this Agreement and the transactions contemplated hereby, including but not limited to legal and accounting fees, investment banking fees, fees and points to any lender, consulting fees and related disbursements in connection with any of the foregoing.

                  "VESTED COMPANY OPTIONS" means Company Options that are immediately exercisable for shares of Common Stock, including those Company Options that by their terms accelerate and become immediately exercisable as a result of the Merger.

                  "VESTED IN-THE-MONEY COMPANY OPTIONS" means Vested Company Options with a per share exercise price that is less than the Per Common Equivalent Merger Consideration.

         1.2. Terms Defined Elsewhere. The following is a list of additional terms used in this Agreement and a reference to the Section hereof in which such term is defined:

                  TERM                                       SECTION
                  Agreement                                  Preamble
                  Agreement of Merger                        Section 2.2
                  Benefit Plan(s)                            Section 4.14(a)
                  Cancelled Option                           Section 2.8(b)(iii)
                  Capitalization Schedule                    Section 2.15
                  CERCLA                                     Section 4.13
                  CGCL                                       Section 2.1
                  Claim Notice                               Section 9.3(a)
                  Closing                                    Section 2.3
                  Closing Date                               Section 2.3
                  Common Stock                               Section 2.8(a)
                  Company                                    Preamble
                  Company Disclosure Schedule                Article IV
                  Company Dissenting Shares                  Section 2.11
                  Company Marks                              Section 4.20(b)
                  Company Patents                            Section 4.20(c)
                  Company Registered Copyrights              Section 4.20(d)
                  Company Registered IP                      Section 4.20(g)
                  Company Software                           Section 4.20(l)
                  Conversion Ratio                           Section 2.8(b)(iii)
                  Copyrights                                 Section 4.20(a)
                  Covered Parties                            Section 9.2(b)
                  Damages                                    Section 9.2(a)
                  Domain Names                               Section 4.20(a)
                  Dispute Notice                             Section 9.3(b)
                  Effective Time                             Section 2.2
                  Employee Loans                             Section 4.8(a)
                  Environmental Laws                         Section 4.13
                  Equityholder Representative                Preamble
                  ERISA                                      Section 4.14(a)
                  ERISA Affiliate                            Section 4.14(a)
                  Escrow Account                             Section 2.9

                  Escrow Agent                               Section 2.9
                  Escrow Agreement                           Section 2.9
                  Escrow Amount                              Section 2.9
                  Exchange Act                               Section 5.7
                  Exclusive Company IP                       Section 4.20(f)
                  Filed SEC Document                         Section 5.7
                  Hazardous Materials                        Section 4.13
                  Inbound License Agreements                 Section 4.20(i)
                  Indemnifying Parties                       Section 9.3(a)
                  Intellectual Property                      Section 4.20(a)
                  IRS                                        Section 4.14(d)
                  Majority Holders                           Section 2.13(a)
                  Marks                                      Section 4.20(a)
                  Material Contracts                         Section 4.8(a)
                  Merger                                     Section 2.1
                  Merger Sub                                 Preamble
                  Parent                                     Preamble
                  Parent Covered Parties                     Section 9.2(a)
                  Patents                                    Section 4.20(a)
                  Proceeding                                 Section 4.18
                  Real Property                              Section 4.5(c)
                  Replacement Option                         Section 2.8(b)(iii)
                  SEC                                        Section 2.8(e)
                  SEC Documents                              Section 5.7
                  Securities Act                             Section 2.8(e)
                  Seller Covered Parties                     Section 9.2(b)
                  Software                                   Section 4.20(l)
                  Shareholder                                Preamble
                  Shareholder Approval                       Section 6.2
                  Subchapter S Election                      Section 4.12(s)
                  Surviving Corporation                      Section 2.1
                  Tax(es)                                    Section 4.12(a)(i)
                  Threshold Amount                           Section 9.5(a)
                  Tax Return                                 Section 4.12(a)(ii)
                  Trade Secrets                              Section 4.20(a)
                  Transaction Fee Schedule                   Section 2.14

                                   ARTICLE II.
                                   THE MERGER

         2.1. The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the California General Corporation Law (the "CGCL"), Merger Sub shall be merged into the Company (the "MERGER"). Following the Merger, the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and the separate corporate existence of Merger Sub shall cease.

         2.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined below), immediately after Parent has delivered the Initial Merger Consideration to the Participating Rights Holders, an agreement of merger, together with an officers certificate, in proper form and mutually acceptable to the parties (the "AGREEMENT OF MERGER") shall be duly executed and acknowledged by the Company and the Merger Sub and thereafter delivered to the Secretary of State of the State of California for filing pursuant to the CGCL. The Merger shall become effective upon the later to occur of (A) such time as a properly executed copy of the Agreement of Merger is duly accepted for filing with the California Secretary of State in accordance with the CGCL; or (B) such later time as Parent and the Company may agree upon and as set forth in the Agreement of Merger (the time the Merger becomes effective being referred to herein as the "EFFECTIVE TIME").

          2.3. Closing of the Merger. The closing of the transactions contemplated hereby (the "CLOSING") will take place at the offices of Fish & Richardson P.C. at 225 Franklin Street, Boston, Massachusetts 02110. Subject to the satisfaction (or waiver by the party or parties entitled to waive the same) of the conditions to Closing set forth in Article VII, the Closing shall occur on October 2, 2006, or such later date as the parties may agree (the "CLOSING DATE"). The parties hereto shall use their commercially reasonable efforts to cause the Closing Date to occur as promptly as practicable.

         2.4. Effects of the Merger. From and after the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, immunities, powers and franchises and be subject to all of the debts, Liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub, all as provided under the CGCL.

         2.5. Articles of Incorporation and Bylaws. At the Effective Time, the articles of incorporation of the Company shall be the articles of incorporation of the Surviving Corporation until amended in accordance with Applicable Law. The bylaws of the Company shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

         2.6. Directors. The directors of Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

         2.7. Officers. The officers of Merger Sub at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

         2.8      Conversion of Shares; Treatment of Company Options.

                  (a) At the Effective Time, each share of common stock, no par value, of the Company (the "COMMON STOCK"), issued and outstanding immediately prior to the Effective Time shall, except as otherwise provided (i) in Section
2.11 as to Company Dissenting Shares and (ii) in Section 2.8(d), by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be canceled and extinguished and be converted automatically into and become the right to receive that portion of the Merger Consideration specified in Section 2.8(b).

                  (b) (i) Common Stock. Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than any Company Dissenting Shares and any shares of Common Stock held directly or indirectly by the Company, Parent or Merger Sub) will be converted at the Effective Time into the right to receive (A) at the Effective Time, an amount equal to the Initial Per Common Equivalent Merger Consideration, and (B) subsequent to the Effective Time and in accordance with the Escrow Agreement, an amount equal to the Subsequent Escrow Per Common Equivalent Merger Consideration.

                           (ii) Vested In-The-Money Company Options. Subject to
the last sentence of this Section 2.8(b)(ii), each Vested In-The-Money Company Option shall be cancelled and converted into the right to receive (1) at the Effective Time, an amount in cash equal to the Initial Per Common Equivalent Merger Consideration multiplied by the number of Company Option Shares underlying such Vested-In-The-Money Company Option, minus the aggregate exercise price with respect to such Vested-In-The-Money Company Option, and (2) subsequent to the Effective Time and in accordance with Section
2.9 and the Escrow Agreement, an amount equal to the Subsequent Escrow Per Common Equivalent Merger Consideration multiplied by number of Company Option Shares underlying such Vested-In-The-Money Company Option. The amounts payable to optionees pursuant to this Section 2.8(b)(ii) shall be reduced by such amounts as are required to be deducted and withheld under the Code and applicable state laws. Notwithstanding anything to the contrary contained in this Agreement, each holder of a Vested In-The-Money Company Option may elect, by notice to the Company and Parent prior to the Closing Date, that in lieu of the payment pursuant to this Section 2.8(b)(ii), he wishes all or a portion of such Vested In-The-Money Company Option to be treated in the same manner as in
Section 2.8(b)(iii), except that any Replacement Option (as defined below) issued in exchange therefor shall be immediately exercisable.

                            (iii) Other Company Options. Each Company Option
that is not a Vested-In-The-Money Company Option or that is a Vested In-The-Money Company Option but which the holder has elected to be treated in the same manner as in this Section 2.8(b)(iii) shall be assumed and converted at the Effective Time into the right to receive an option for shares of Parent Common Stock, subject to and in accordance with the terms of the Company Option Plan (each such assumed option referred to herein as a "CANCELLED OPTION" and each replacement option referred to herein as a "REPLACEMENT OPTION"), subject to the following terms and conditions: (x) the number of shares of Parent Common Stock which shall be subject to such Replacement Option shall be (A) the number of shares subject to the Cancelled Option, multiplied by (B) the quotient (the "CONVERSION RATIO") obtained by dividing the Initial Per Common Equivalent Merger Consideration by the Trading Price, with any fraction of a share of Parent Common Stock rounded down to the nearest whole share; (y) the exercise price, per share, of the Replacement Option shall be equal to (A) the per share exercise price of the Cancelled Option, divided by (B) the Conversion Ratio, with any fraction of a cent rounded up to the nearest whole cent; and (z) except as required to reflect the adjustments made pursuant to (x) and (y) above, the Replacement Option shall otherwise retain the same terms (i.e., with respect to vesting schedule and acceleration provisions) as the Cancelled Option. At the Effective Time, the Company Option Plan shall be assumed by Parent. The number of shares of Parent

Common Stock available for issuance under the Company Option Plan shall be the number of shares of Company Common Stock that remain available for issuance under the Company Option Plan immediately prior to the Effective Time multiplied by the Conversion Ratio. All Company Common Stock numbers that appear in the Company Option Plan shall be multiplied by the Conversion Ratio. Following the assumption of the Company Option Plan, all references to the Company in the Company Stock Option Plan shall be deemed to refer to Parent. As soon as practicable after the Closing Date, Parent will issue to each person who, immediately prior to the Closing Date was a holder of a Cancelled Option a written document evidencing the foregoing Replacement Option. Parent shall take or shall have taken all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Replacement Options pursuant to the terms set forth in this Section 2.8. It is the intention of the parties that, insofar as consistent with the foregoing procedures, the Replacement Options shall qualify as an incentive stock option as defined in Section 422 of the Code, to the extent the Cancelled Option was intended to so qualify immediately prior to the Effective Time.

                           (iv) Restricted Stock to holders of Replacement
Options. To the extent that a recipient of one or more
Replacement Options remains employed by Parent or any of its Subsidiaries, including the Surviving Corporation, on the first anniversary of the Closing Date, then each such recipient shall receive a number of restricted shares of Parent Common Stock equal to the value of the Subsequent Escrow Per Common Equivalent Merger Consideration multiplied by the number of Company Option Shares underlying the Cancelled Options that were held by such recipient immediately prior to the Closing. Such restricted shares of Parent Common Stock will continue to be subject to the same vesting schedule as the Replacement Options to which it relates. In order to determine the value of the restricted shares of Parent Common Stock being granted, Parent shall use the weighted average closing price of a share of Parent Common Stock on the Nasdaq National Market on the ten (10) trading days ending two (2) days before the first anniversary of the Closing Date, as reported in The Wall Street Journals

                  (c) At the Effective Time, each of the 100 outstanding shares of the common stock, $0.01 par value, of Merger Sub shall be converted into one share of common stock, $0.01 par value, of the Surviving Corporation.

                  (d) At the Effective Time, each share of Common Stock held in the treasury of the Company or owned by the Company, Parent or Merger Sub immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent Merger Sub, the Company or the holder thereof, be canceled and extinguished and no payment shall be made with respect thereto.

                   (e) Parent agrees to use commercially reasonable efforts to file with the Securities and Exchange Commission (the "SEC"), within thirty (30) business days after the Effective Time, a registration statement on Form S-8 or other appropriate form under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "SECURITIES ACT"), to register Parent Common Stock issuable upon exercise of the Replacement Options and to use its commercially reasonable efforts to cause such registration statement to remain effective until the exercise or expiration of the Replacement Options.

         2.9. Escrow Amount. At the Closing, Parent shall deliver (i) $3,350,000 (as such amount may be increased or decreased from time to time in accordance with the terms of this Agreement and the Escrow Agreement, the "ESCROW AMOUNT") to an escrow account (the "ESCROW ACCOUNT") to be established by Parent and the Equityholder Representative with The Bank of New York (the "ESCROW AGENT") to be held by the Escrow Agent, pursuant to the terms of an escrow agreement in the form attached as EXHIBIT D to this Agreement (the "ESCROW AGREEMENT"), to serve as a source of payment and remedy for any claim for Damages for which any Parent Covered Party is entitled to recovery pursuant to Article IX and to provide for the payment of the Subsequent Escrow Merger Consideration. Any fees and expenses of the Escrow Agent shall be paid by Parent. During the period in which the Escrow Amount is retained in the Escrow Account, all interest or other income earned from the investment of the Escrow Amount shall be retained in the Escrow Account as additional Escrow Amount.

         2.10. Distribution of the Merger Consideration.

                  (a) At the Closing, Parent shall deliver to each Participating Rights Holder the portion of the Initial Merger Consideration to which such Participating Rights Holder is entitled pursuant to Section 2.8.

                  (b) (i) Each holder of Shares that have been converted into a right to receive a portion of the Merger Consideration, upon surrender to Parent of a certificate or certificates formerly representing such Shares, together with a properly completed letter of transmittal covering such Shares in the form attached hereto as EXHIBIT E, will be entitled to receive from Parent payment of the Initial Merger Consideration to which such holder of Shares is entitled in respect of the number of Shares represented by such certificate or certificates, as the case may be. Each certificate that is surrendered pursuant to this
Section 2.10(b) shall forthwith be canceled. Until so surrendered and except as otherwise set forth in Section 2.11, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive the applicable portion of the Merger Consideration. No interest will be paid or will accrue on such portion of the Merger Consideration.

                           (ii) Each holder of Vested In-The-Money Company
Options that have been converted into a right to receive a portion of the Merger Consideration, upon delivery to Parent of a properly completed optionholder consent in the form attached hereto as EXHIBIT F, shall be entitled to receive from the Parent such portion of the Initial Merger Consideration to which such holder of a Vested In-The-Money Company Option is entitled pursuant to and in accordance with the terms of this Agreement.

                  (c) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates formerly representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the portion of the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

                  (d) In the event that any certificate evidencing Shares shall have been lost, stolen or destroyed, Parent shall pay in exchange therefor, upon making of an affidavit of that fact by the holder thereof, a portion of the Initial Merger Consideration due in respect of such Shares that is payable pursuant to this Agreement; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the delivery of a suitable bond or indemnity agreement by the owner of such lost, stolen or destroyed certificate.

                  (e) None of Parent, the Company nor the Surviving Corporation shall be liable to any holder of Shares for any portion of the Merger Consideration delivered to a Governmental Authority pursuant to any applicable abandoned property escheat or similar law.

         2.11. Dissenting Shares. Any holder of Shares issued and outstanding immediately prior to the Effective Time with respect to which appraisal and/or dissenter's rights, if any, are available by reason of the Merger pursuant to
Section 1300 and 1301 of the CGCL ("COMPANY DISSENTING SHARES") shall not be entitled to receive any portion of the Merger Consideration pursuant to Section 2.8, unless such holder fails to perfect, effectively withdraws or loses its appraisal rights and/or rights to dissent from the Merger under the CGCL. Such holder shall be entitled to receive only such rights as are granted under
Section 1300 of the CGCL. If any such holder fails to perfect, effectively withdraws or loses such appraisal and/or dissenter's rights under the CGCL, such Company Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive that portion of the Merger Consideration due pursuant to the provisions of Section 2.8. Any payments made with respect to Company Dissenting Shares shall be made solely by the Surviving Corporation, and no funds or other property have been or shall be provided by Parent, Holding, Merger Sub or any of Parent's Affiliates for such payment.

         2.12. Withholding Rights. Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of United States federal, state or local, or any foreign, tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by Parent, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable holders of Shares in respect of which Parent made such deduction and withholding.

         2.13. Equityholder Representative.

                  (a) Appointment of Equityholder Representative. In connection with the approval of the Merger by the shareholders of the Company and action taken by the holders of Company Options prior to the date hereof, each of the Participating Rights Holders (other than any holder of Dissenting Shares) shall be deemed to have constituted and appointed, effective from and after the date of such approval of the Merger, Nader Salehomoum as the agent and attorney-in-fact of such Participating Rights Holders to act as the Equityholder Representative under this Agreement in accordance with the terms of this Section
2.13. In the event of the resignation, removal, death or incapacity of the Equityholder Representative, a successor shall thereafter be appointed by an instrument in writing signed by such successor and by the holders of a majority of the shares of Common Stock (determined on a fully-diluted, as-converted, as-exercised basis) held by the Participating Rights Holders (other than the Company Dissenting Shares) immediately prior to the Effective Time (the "MAJORITY HOLDERS"), and such appointment shall become effective as to any such successor when a copy of such instrument shall have been delivered to Parent. The Equityholder Representative may be removed by action of the Majority Holders at any time and for any reason.

                  (b) Authority. The Equityholder Representative has been duly authorized by the Participating Rights Holders, in each case, for or on behalf of such Participating Rights Holders, to:

                           (i) take all actions required by, and exercise all
rights granted to, the Equityholder Representative in this Agreement and the Escrow Agreement;

                           (ii) receive all notices or other documents given or
to be given to the Participating Rights Holders by Parent pursuant to this Agreement and the Escrow Agreement;

                           (iii) receive and accept service of legal process in
connection with any claim or other proceeding against the Participating Rights Holders or the Company arising under this Agreement and the Escrow Agreement;

                           (iv) undertake, compromise, defend and settle any
such suit or proceeding on behalf of the Participating Rights Holders as a group arising under this Agreement and the Escrow Agreement;

                           (v) execute and deliver all agreements, certificates
and documents required or deemed appropriate by the Equityholder Representative in connection with any of the transactions contemplated by this Agreement and the Escrow Agreement;

                           (vi) engage special counsel, accountants and other
advisors and incur such other expenses in connection with any of the transactions contemplated by this Agreement; and

                           (vii) take such other action as such Equityholder
Representative may deem appropriate, including, without limitation:

                                     (A) agreeing to any modification or
amendment of this Agreement and the Escrow Agreement and executing and delivering an agreement of such modification or amendment; and

                                     (B) all such other matters as the
Equityholder Representative may deem necessary or appropriate to carry out the intents and purposes of this Agreement and the Escrow Agreement.

                  (c) Reimbursement of Expenses. The Equityholder Representative shall receive no compensation for services as the Equityholder Representative, but shall receive reimbursement from, and be indemnified by, the Participating Rights Holders, pro rata, for any and all expenses, charges and Liabilities, including, but not limited to, reasonable attorneys' fees, incurred by the Equityholder Representative in the performance or discharge of his duties pursuant to this Section 2.13. Unless the Participating Rights Holders pay all such expenses, charges and Liabilities upon demand by the Equityholder Representative, the Equityholder Representative shall have no obligation to incur such expenses, charges or Liabilities, or to continue to perform any duties hereunder. Parent and the Company shall have no obligation to reimburse the Equityholder Representative for any such expenses.

                  2.14. Transaction Fees. Parent and/or Merger Sub shall be obligated to pay all Transaction Fees of the Company and the Shareholder. On the day prior to the Closing Date, the Company shall provide to Parent an itemized and complete schedule of the Transaction Fees of the Company and the Shareholder, including estimated Transaction Fees through the Closing Date and Transaction Fees for post-closing matters (the "TRANSACTION FEE SCHEDULE"). At Closing, Parent shall pay any and all unpaid Transaction Fees as of the Closing, and which are set forth on such Transaction Fee Schedule. In no event will Parent, Merger Sub or the Surviving Corporation be responsible for payment of Transaction Fees of the Company or the Shareholders in excess of the amounts set forth on the Transaction Fee Schedule. Notwithstanding the foregoing, the Shareholder may cause the Company to pay prior to the Closing out of Company cash, all or any portion of such Transaction Fees.

                  2.15. Capitalization Schedule. On the date hereof the Company has delivered to Parent a true and correct schedule setting forth the name of each holder of Common Stock and Company Options and the number of each such securities owned by each such person as of the date hereof on a pro forma basis after giving effect to Company Options that will be exercised immediately prior to the Effective Time (the "CAPITALIZATION SCHEDULE"). The Company shall deliver to Parent an updated Capitalization Schedule by the close of business on the Business Day prior to the Closing Date (and thereafter as necessary prior to the Closing), which shall be true and correct, and such updated Capitalization Schedule shall be used for purposes of calculating the distribution of the Merger Consideration for purposes of this Article II.

                                  ARTICLE III.
                               CLOSING DELIVERIES

         3.1. Deliveries by the Company and the Shareholder at the Closing. At the Closing, the Company and the Shareholder, as the case may be, shall deliver, or cause to be delivered:

                  (a) the written opinion of Pillsbury Winthrop Shaw Pittman LLP, counsel for the Company and the Shareholder, dated as of the Closing Date, substantially in the form attached hereto as EXHIBIT G;

                  (b) certified organizational documents and certificates of good standing (i) issued by the Secretary of State of the State of California for the Company, and (ii) issued by the states in which the Company is qualified to do business as a foreign corporation, in each case not dated not more than five business days prior to the Closing;

                  (c) a certificate, dated as of the Closing Date and signed by the Company's President or Vice President, as to the fulfillment of the conditions set forth in Section 7.3;

                  (d) a certificate executed by the Secretary of the Company, dated as of the Closing Date, certifying resolutions adopted by the Company's board of directors and shareholders relating to the transactions contemplated by this Agreement and the Ancillary Agreements;

                  (e) copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions hereunder and set forth on Schedule 4.17; and

                  (f) such other documents and items as Parent may reasonably require.

         3.2. Deliveries by Parent and Merger Sub at the Closing. At the Closing, Parent and Merger Sub shall deliver, or cause to be delivered:

                  (a) the written opinion of Fish & Richardson P.C., counsel for Parent and Merger Sub, dated as of the Closing Date, substantially in the form attached hereto as EXHIBIT H;

                  (b) the Initial Merger Consideration and the initial Escrow Amount to be distributed pursuant to Section 2.8;

                  (c) a certificate, dated as of the Closing Date and signed by an officer of Parent, as to the fulfillment of the conditions set forth in
Section 7.2; and

                  (d) such other documents and items as the Company or the Shareholder may reasonably require.

                                   ARTICLE IV.

                        REPRESENTATIONS AND WARRANTIES OF
                         THE COMPANY AND THE SHAREHOLDER

         As a material inducement to Parent and Merger Sub to enter into this Agreement, except as disclosed in the disclosure schedules delivered to Parent and Merger Sub by the Company concurrently herewith (the "COMPANY DISCLOSURE SCHEDULE") and except as provided herein, (a) the Company and the Shareholder (except with respect to Sections 4.28, 4.29 and 4.30) jointly and severally hereby make the following representations and warranties to Parent and Merger Sub, and (b) with respect to Sections 4.28, 4.29 and 4.30 only, the Shareholder hereby makes severally only the representations and warranties contained therein to Parent and Merger Sub, in each case as of the date hereof and as of the Effective Time. Notwithstanding any other provision of this Agreement or the Company Disclosure Schedule, the information and disclosures contained in each section of the Company Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each of the other sections of the Company Disclosure Schedule as though fully set forth in such other sections (whether or not specific cross-references are made) if and to the extent that sufficient facts are disclosed so that the relationship of such information and disclosures to such other information and disclosures is readily apparent on its face.

         4.1. Organization of the Company. The Company is duly organized and validly existing under the laws of the state of California with full corporate power and corporate authority to conduct the Business as it is presently being conducted, to own or lease, as applicable, its assets and properties, and to perform all its obligations under its Material Contracts (as defined below). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. Copies of the articles of incorporation and bylaws of the Company, and all amendments thereto, have heretofore been delivered to Parent and are accurate and complete as of the date hereof.

         4.2. Subsidiaries. The Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity.

         4.3. Authorization. The Company has all requisite power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly approved by the board of directors of the Company. Other than the approval of the shareholders of the Company in accordance with the CGCL and this Agreement, no other proceeding on the part of the Company or the shareholders of the Company is necessary to authorize this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and is, and, upon execution and delivery of the Ancillary Agreements, this Agreement and the Ancillary Agreements to which the Company is party will be, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law.

         4.4. Capitalization.

                  (a) Schedule 4.4(a) sets forth the name of each Person holding any equity securities of the Company or securities convertible into or exchangeable for equity securities of the Company. The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock. There are issued and outstanding 10,000,000 shares of Common Stock. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable. No claim has been made or threatened to the Company asserting that any Person other than a Person listed on Schedule 4.4(a) is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any stock of, or any other voting, equity or ownership interest in the Company. Except as set forth on Schedule 4.4(a), there are no accrued and unpaid dividends on any of the Shares.

                  (b) Except as set forth on Schedule 4.4(b), there are no (i) options, warrants, agreements, convertible or exchangeable securities or other commitments pursuant to which the Company is or may become obligated to issue, sell, transfer, purchase, return or redeem shares or other securities of the Company, (ii) securities of the Company reserved for issuance for any purpose,
(iii) agreements pursuant to which registration rights in the shares of the Company have been granted, (iv) to the Knowledge of the Company, shareholders agreements, whether written or oral, among any current or former shareholders of the Company or (v) statutory or contractual preemptive rights or rights of first refusal with respect to the Shares.

                  (c) The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock.

                  (d) Schedule 4.4(d) sets forth a true and complete list as of the date hereof of all holders of outstanding Company Options, the exercise price per share, the vesting schedule of each such Company Option, whether such Company Option is a nonqualified stock option or incentive stock option, whether the optionee is an employee of the Company on the date of this Agreement and any restrictions on exercise or sale of such Company Option or underlying shares (other than any restrictions contained in the agreements listed on Schedule 4.4(b)).

         4.5. Title to Properties and Assets.

                  (a) The Company owns no real property. Except as set forth on
Schedule 4.5(a), (i) in the case of leased properties or properties held under license, the Company has a good and valid leasehold or license interest in, all of such properties and (ii) the Company holds title to each material property and asset which it purports to own, free and clear of any Encumbrances other than Permitted Encumbrances. The representations in this Section 4.5 do not apply to the Intellectual Property rights as to which only the representations in Section 4.20 shall apply.

                  (b) All of the material tangible assets of the Company are in all material respects in reasonably serviceable operating condition and repair and are adequate for the conduct of the Business in substantially the same manner as it has heretofore been conducted since December 31, 2005.

                  (c) Schedule 4.5(c) sets forth a true and complete list of all real property leased by the Company (collectively, the "REAL PROPERTY"), including the location of such Real Property. Except as set forth on Schedule 4.5(c), the Company has a valid leasehold interest in the Real Property, free and clear of all Encumbrances, except Permitted Encumbrances.

         4.6. Absence of Certain Activities. Except as set forth on Schedule 4.6, since December 31, 2005, there has not been:

                  (a) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results of the Company, or the Business.

                  (b) any waiver by the Company of a valuable right or of a material debt owed to it;

                  (c) any satisfaction or discharge of Encumbrance or payment of any obligation by the Company, except such a satisfaction, discharge or payment made in the Ordinary Course of Business that is not material to the assets, properties, financial condition or operating results of the Company or the Business;

                  (d) any change or amendment to a Material Contract (as defined below), except for changes or amendments which are expressly provided for or disclosed in this Agreement; or

                  (e) any creation or assumption by the Company of any Encumbrance on any of its material assets, other than Permitted Encumbrances.

         4.7. Certain Actions. Since December 31, 2005, there has not been any change, effect, event, occurrence, state of facts or development known to the Company that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, except as disclosed in Schedule 4.7 or except as contemplated hereby, since December 31, 2005:

                  (a) the Company has conducted the Business in the Ordinary Course of Business and consistent with past practice;

                  (b) except as set forth in Schedule 4.7(b), there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any of the shares of the Company, or any repurchase, redemption or other acquisition by the Company of any outstanding shares or other equity securities of, or other equity securities or ownership interests in, the Company;

                  (c) there has not been any amendment of any provision of the articles of incorporation, bylaws or other organizational document of the Company, or of any material term of any outstanding security issued by the Company;

                  (d) there has not been any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money, other than borrowings under existing short-term credit facilities;

                  (e) there has not been any change in any method of accounting or accounting practice by the Company, except for any such change set forth on
Schedule 4.7(e);

                  (f) the Company has not (i) granted any severance or termination pay to any director, officer or employee of the Company, (ii) entered into any employment, deferred compensation or other similar agreement with (or any amendment to any such existing agreement) any director, officer or employee of the Company, (iii) increased the benefits payable under any existing severance or termination pay policies or employment agreements, or (iv) increased the compensation, bonus or other benefits payable to directors, officers or employees of the Company, in each case other than in the Ordinary Course of Business;

                  (g) there has been no issuance of equity securities of the Company, other than pursuant to Company Options outstanding as of December 31, 2005;

                  (h) there has not been any acquisition or disposition of assets material to the Company or any acquisition or disposition of capital stock of any third party or any merger or consolidation with any third party, by the Company;

                  (i) the Company has not entered into any joint venture, partnership or similar agreement with any Person;

                  (j) the Company has not made any loans or advances to any Person;

                  (k) the Company has not redeemed, repurchased or otherwise acquired for any consideration any outstanding shares of capital stock, or other membership or ownership interests in, or other equity securities of the Company or, or any securities which are convertible into or exchangeable or exercisable therefor;

                  (l) the Company has not made or changed any material election in respect of Taxes, entered into any closing agreement, settled any material claim or assessment in respect of Taxes, or consented to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes; and

                  (m) the Company has not authorized or committed or agreed to take any of the actions described in subsections (a) through (l) of this Section 4.7, except as otherwise permitted by this Agreement.

         4.8. Material Contracts.

                  (a) All agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness (including, without limitation, all evidences of indebtedness owed to the Company by any officer, director or employee of the Company (collectively the "EMPLOYEE LOANS")), Liabilities and other obligations to which the Company is a party or by which the Company is bound that (i) are material to the conduct and operations of the Business and its properties, (ii) involve the Shareholder or any of the officers, consultants, directors or employees of the Company, (iii) require the Company to provide in-kind consideration, (iv) are not in the Ordinary Course of Business,
(v) involve real property, (vi) involve a joint venture, partnership, or limited liability company relationship, (vii) are listed on Schedule 4.21, (viii) restrict the ability of the Company to engage in any business in any manner or in any geographic area, (ix) govern or relate to indebtedness, (x) contain an indemnity obligation of the Company, (xi) are material customer or supplier agreements of the Company (including any oral or written commitments for product upgrades) or (xii) obligate the Company to develop any product or technology (collectively, the "MATERIAL CONTRACTS") are listed in Schedule 4.8(a) and have been provided to Parent and its counsel. For purposes of this Section 4.8, "material" shall mean either (x) having an aggregate value, cost or amount in excess of $25,000, or (y) not terminable upon thirty days' or fewer notice without penalty or additional Liabilities.

                  (b) Each Material Contract is in full force and effect, paid currently, and has not been materially impaired by any acts or omissions of the Company. Except for those Material Contracts denoted with an asterisk (*) as set forth on Schedule 4.8, no Material Contract requires the consent of any other contracting party to prevent a breach of, a default under, or a termination, change in the terms or conditions or modification of, any Material Contract as a result of the consummation of the transactions contemplated hereunder. All of the Material Contracts are valid, binding and enforceable against the Company in accordance with their terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors' rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law. The Company has fulfilled, or taken all action reasonably necessary to enable it to fulfill when due, all of its material obligations under each of such Material Contracts. The Company is not in Default under any Material Contract. To the Knowledge of the Company, no other party is in material Default under such Material Contracts and, to the Knowledge of the Company, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a Default and no written notice of any claim of Default has been given to the Company. The Company is not aware of any intent by any party to any Material Contract to terminate or amend the terms thereof or to refuse to renew any such Material Contract upon expiration of its term. The Company is not currently paying liquidated damages in lieu of performance under any Material Contract and the Company has no notice of any such or similar payments being due in the future.

                  (c) Those Material Contracts denoted with two asterisks (**) as set forth on Schedule 4.8(c) are the only Material Contracts, whether for the license of goods or services to the Company or otherwise, which require a recurring payment by the Company and/or renewal of the Material Contract at a predetermined time, and Schedule 4.8 includes for those Material Contracts the other party thereto, the starting and ending date of the current term, the requirements for renewal of the agreement, any payments that are probable of being due upon such renewal, and any notices or rights of cancellation of the agreement upon a change in control of the Company.

         4.9. Compliance with Other Instruments. The Company is not in any violation, breach or Default of (a) any term of its articles of incorporation, bylaws or similar organizational documents, (b) in any material respect, any term or provision of any mortgage, indenture, contract, agreement or instrument to which the Company is a party or by which it may be bound or (c) subject to the last sentence of this Section 4.9, any provision of any foreign or domestic state or federal judgment, decree, order, statute, rule or regulation applicable to or binding upon the Company. The execution, delivery and performance of and compliance with this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not (a) result in any such violation, breach or Default, or (b) be (i) in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a Default under the articles of incorporation, bylaws or similar organizational documents of the Company, or (ii) any Default, termination or acceleration of any Material Contract or, subject to the last sentence of this Section 4.9, a material violation of any statutes, laws, Regulations or Court Orders, or an event which results in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the properties or assets of the Company. The representations in this Section 4.9 that are subject to this last sentence do not apply to the Intellectual Property rights as to which only the representations in Section 4.20 shall apply.

         4.10. Financial Statements; Bank Statement.

         (a) The Company heretofore has delivered to Parent true and correct copies of the Financial Statements, which were prepared on a modified cash-basis and do not reflect certain items which would appear on an accrual-based financial statement or on a financial statement prepared in accordance with GAAP. The Financial statements were prepared (i) in accordance with the books and records of the Company in the Ordinary Course of Business and consistent with the Company's past practices with respect to the preparation of its financial statements and (ii) in accordance with the Company's standard internal accounting practices applicable to the preparation of its financial statements.

         (b) The Company heretofore has delivered to Parent a true and correct copy of the Company's bank statement, dated on or after the date of the Most Recent Balance Sheet.

         4.11. Liabilities. Subject to the provisions of Section 6.9 hereof, except as disclosed in the Financial Statements as of and for the period ended December 31, 2005, the Company has not incurred any Liabilities of any nature, except (i) Liabilities which (A) are accrued or reserved against in such Financial Statements or (B) were incurred after December 31, 2005 in the Ordinary Course of Business and are not material, or (ii) Liabilities that have been discharged or paid in full prior to the date hereof, or (iii) Liabilities which are disclosed in Schedule 4.11.

         4.12. Taxes.

                  (a) Definitions. For purposes of this Agreement:

                           (i) the term "TAX" (including with correlative
meaning, the terms "TAXES" and "TAXABLE") means (A) all taxes, duties, or similar governmental charges, levies, imposts, withholdings or charges (including, without limitation, net income, gross income, gross estimated, receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, duties, charges, levies, imposts withholdings or charges of any kind whatsoever) whenever and by whatever authority imposed, and whether of the United States or elsewhere, whether or not any such taxes, duties, charges, levies, imposts or withholdings are directly or primarily chargeable against or to the Company, together with in any such case any interest, fines, penalties, surcharges and charges incidental or relating to the imposing of any of such Taxes and any additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and

                           (ii) the term "TAX RETURN" means any return,
declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

                  (b) The Company has accurately prepared and timely filed all Tax Returns it is required to have filed, taking timely requested extensions into account. Such Tax Returns were, when filed, accurate, complete and correct and did not contain a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law).

                  (c) The Company has timely paid or will cause to be timely paid all Taxes which are payable by the Company prior to the Closing Date that have become due or payable or that will become due or payable prior to the Closing Date The Company has duly collected or withheld, and has duly remitted or deposited in accordance with law, all amounts that are required to be collected or withheld by it.

                  (d) Except as set forth on Schedule 4.12(d):

                           (i) no written claim has been made by any taxing
authority in any jurisdiction where the Company does not file Tax Returns that it is or may be subject to Tax by that jurisdiction;

                           (ii) no extensions or waivers of statutes of
limitations with respect to the Tax Returns have been given by or requested from the Company;

                           (iii) no power of attorney has been granted by the
Company with respect to any matter relating to Taxes;
and

                           (iv) no written claim for assessment or collection of
Taxes is presently being asserted against the Company, and there is no presently pending audit examination, refund claim, litigation, proceeding, proposed adjustment or matter in controversy with respect to any Taxes of or with respect to the Company, and the Company has no Knowledge that any such action or proceeding is being contemplated.

                  (e) Schedule 4.12(e) sets forth:

                           (i) those taxable years of the Company for which
examinations by taxing authorities are presently being conducted;

                           (ii) those taxable years of the Company for which
notice of pending or threatened examination or adjustment has been received; and

                           (iii) those taxable years of the Company for which
required income Tax Returns have not yet been filed, the due date for which is on or before the Closing Date.

                  (f) Except to the extent indicated in Schedule 4.12(f), all deficiencies asserted or assessments made against the Company as a result of any examinations by any taxing authority have been fully paid.

                  (g) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

                  (h) The Company is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

                  (i) The Company is not a party to or bound by any closing agreement, offer in compromise or other agreement with any taxing authority.

                  (j) Except to the extent indicated in Schedule 4.12(j):

                           (i) the Company has never been a member of an
affiliated group of corporations, within the meaning of
Section 1504 of the Code (or any predecessor provision or comparable provision of state, local or foreign law), or a member of combined, consolidated or unitary group for state, local or foreign Tax purposes, other than the group of which the Company is the common parent;

                           (ii) the Company has no liability for Taxes of any
person (other than the Company) under Treasury
Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign income Tax law), as transferee or successor, by contract, or otherwise;

                           (iii) the Company has not participated in an
international boycott within the meaning of Section 999 of the Code; and

                           (iv) the Company has not engaged in a transaction
that constitutes a "reportable transaction", as such term is defined in Treasury Regulation Section 1.6011-4(b)(1).

                  (k) Other than as a result of the transactions contemplated by this Agreement, the Company has not agreed to make, nor is it required to make, any adjustment for any full or partial Tax period after the Closing under
Section 481 of the Code or any comparable provision of state or foreign tax laws by reason of a change in accounting method. Other than as a result of its utilization of the cash-basis method of accounting for Tax purposes, the Company has not taken action that could defer a liability for Taxes of the Company from any taxable period ending on or before the Closing Date to any taxable period ending after such date. The Company has not disposed of any property which has been accounted for Tax purposes under the installment method.

                  (l) The Company is not party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of the Company, in the payment of any "excess parachute payments" within the meaning of
Section 280G of the Code. The Company is not a party to any agreement, contract, arrangement or plan that is subject to the provisions of Code Section 409A but which is not in good faith compliance with the terms thereof (or of any applicable guidance issued thereunder).

                  (m) Schedule 4.12(m) sets forth all foreign jurisdictions in which the Company is subject to tax, are engaged in business or has a permanent establishment.

                  (n) The Company is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

                  (o) The Company has and will have incurred no liability for Taxes in respect of taxable periods or portions thereof following the date of the Most Recent Balance Sheet and ending on or before the Closing Date other than Taxes incurred in the Ordinary Course of Business.

                  (p) The Company has not issued options or stock purchase rights (or similar rights) that purported to be governed by Sections 421 or 423 of the Code that were not so governed when issued.

                  (q) The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

                  (r) The Company has not been a "distributing corporation" or a "controlled corporation" in connection with a distribution described in Section 355 of the Code.

                  (s) The Company has made a valid election pursuant to Section 1362 of the Code, to be treated as an "S" corporation pursuant to Subchapter S of the Code (the "Subchapter S Election"), commencing January 1, 1993, and the Company has reported income and filed Tax Returns consistently therewith since that date. The Company has been a validly electing S corporation within the meaning of Section 1361 and Section 1362 of the Code at all times during its existence, and the Company reported income and filed Tax Returns consistently therewith at all times during such period. The Company will continue to qualify as a "small business corporation" within the meaning of Section 1361(b) of the Code until consummation of the transactions contemplated by this Agreement. The Company has no potential liability for any Taxes under Section 1374 of the Code. The Company has not in the past ten (10) years acquired assets from another Person in a transaction in which the Company's tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis for the acquired assets (or any other property) in the hands of the transferor.

         4.13. Environmental Matters. During the period that the Company has owned or leased the Real Property, (a) there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under the Real Property and (b) neither the Company nor, to the Knowledge of the Company, any third party, has used, generated, manufactured or stored on, under or about the Real Property or transported to or from the Real Property any Hazardous Materials except in compliance with applicable Environmental Laws. The Company has no Knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of the Real Property, which may have occurred prior to the Company having taken possession of any of the Real Property and that was not in compliance with applicable Environmental Laws. For purposes of this Agreement, the terms "disposal," "release" and "threatened release" shall have the definitions assigned thereto by the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA"). For the purposes of this
Section 4.13, "HAZARDOUS MATERIALS" shall mean any hazardous or toxic substance, material or waste which is regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous material," "toxic substance" or "hazardous chemical" under (i) CERCLA; (ii) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; (iii) the U.S. Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; (iv) the U.S. Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (v) the U.S. Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; (vi) regulations promulgated under any of the above statutes or
(vii) any applicable state or local statute, ordinance, rule, or Regulation that has a scope or purpose similar to those statutes identified above (collectively referred to herein as the "ENVIRONMENTAL LAWS").

         4.14. Employee Benefits.

                  (a) Schedule 4.14(a) lists as of the date hereof all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care, severance and other similar fringe or employee benefit plans, programs or arrangements and any current or former employment or executive compensation or severance agreements, written or otherwise maintained or contributed to by the Company or an ERISA Affiliate (defined below) for the benefit of or relating to any employee or former employee of the Company (or any dependent thereof), or any trade or business (whether or not incorporated) that is a member of a controlled group including the Company or that is under common control with the Company within the meaning of Section 414 of the Code (an "ERISA AFFILIATE"), as well as each plan with respect to which the Company or an ERISA Affiliate could incur liability under
Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (each a "BENEFIT PLAN," collectively, the "BENEFIT PLANS"). Benefit Plans shall include each Benefit Plan maintained in the U.S. For each Benefit Plan, true and complete copies of, where applicable, (i) the three (3) most recent annual reports on Form 5500 (with schedules and attachments), (ii) the actuarial reports and results of all nondiscrimination tests for the last three (3) plan years and (iii) any plan document, summary plan description, trust agreement, employment agreement and other governing instrument, document or employee communication, have been delivered or made available to Parent as of the date hereof.

                  (b) No Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, and neither the Company nor any ERISA Affiliate has incurred any liability (contingent or otherwise) with respect to any such Benefit Plan. Neither the Company nor any of its ERISA Affiliates sponsors or has ever sponsored, maintained, contributed to, or incurred an obligation to contribute or incurred a liability (contingent or otherwise) with respect to any Multiemployer Plan or to a Multiple Employer Plan. For these purposes, "Multiemployer Plan" means a multiemployer plan, as defined in Sections 3(37) and 4001(a)(3) of ERISA, and "Multiple Employer Plan" means any Employee Benefit Plan sponsored by more than one employer, within the meaning of Sections 4063 or 4064 of ERISA or Section 413(c) of the Code.

                  (c) Each Benefit Plan has been maintained in all material respects, by its terms and in operation, in accordance with the requirements of Applicable Law (including, without limitation, with the requirements of ERISA and the Code).

                  (d) Each Benefit Plan intended to qualify under Section 401(a) of the Code has received a determination or opinion letter from the Internal Revenue Service ("IRS") that it is so qualified and each Benefit Plan has adopted all amendments necessary to comply with the Code on or before the remedial amendment period deadline specified for each such amendment pursuant to
Section 401(b) of the Code or IRS promulgations and has obtained a determination or opinion letter from the IRS that the trust created thereunder satisfies the provisions of Section 501(a) of the Code. The Company has provided or made available to Parent true and complete copies of all IRS determination or opinion letters with respect to each such Benefit Plan and, to the Company's knowledge, nothing has since occurred that could cause the loss of such qualification or exemption and no such Benefit Plan has been operated in a manner which would cause it to be disqualified in operation. No Benefit Plan intended to be or funded by a trust that is intended to be exempt from tax under the provisions of
Section 501(c)(9) of the Code has been determined by the IRS to be so exempt.

                  (e) No Benefit Plan has participated in, engaged in or been a party to any transaction that is prohibited under Section 4975 of the Code or
Section 406 of ERISA that is not exempt under Section 4975 of the Code or
Section 408 of ERISA, respectively. With respect to any Benefit Plan, (i) neither the Company, nor any of its ERISA Affiliates has had asserted against it any claim for taxes under Chapter 43 of Subtitle D of the Code and Section 5000 of the Code, or for penalties under ERISA Sections 502(c), 502(i) or 502(l), nor, to the Knowledge of the Company, is there a basis for any such claim, and
(ii) no officer, director or employee of the Company has committed a breach of any fiduciary responsibility or obligation imposed by Title I of ERISA. Other than routine claims for benefits, there is no claim or proceeding (including any audit or investigation) pending or, to the knowledge of the Company, threatened, involving any Benefit Plan by any Person or any Governmental Authority.

                  (f) Schedule 4.14(f) sets forth a list as of the date hereof of all oral and written (i) employment agreements with officers of the Company,
(ii) agreements with consultants who are individuals obligating the Company to make annual cash payments in an amount of $25,000 or more, (iii) all material agreements, written or oral between the Company and any employee, including all severance agreements, programs and policies of the Company with or relating to its employees, except such programs and policies required to be maintained by law, and (iv) plans, programs, agreements and other arrangements of the Company with or relating to its employees that contain change in control provisions, whether or not listed in other parts of the Company Disclosure Schedule. The Company has delivered or made available to Parent true and complete copies of all such agreements, plans, programs and other arrangements.

                  (g) Except as set forth on Schedule 4.14(g), there will be no payment, accrual of additional benefits, acceleration of payments or vesting of any benefit under any Benefit Plan or any other agreement or arrangement to which the Company is a party, and no employee, officer or director of the Company will become entitled to severance, termination allowance or similar payments, solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

                  (h) No Benefit Plan that is a "welfare benefit plan" within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates other than pursuant to Section 4980B of the Code or similar state laws. The Company and its ERISA Affiliates have complied in all material respects with the provisions of Part 6 of Title I of ERISA, Sections 4980B, 9801, 9802, 9811 and 9812 of the Code, and the Health Insurance Portability and Accountability Act (including regulations thereunder).

                  (i) The Company and its ERISA Affiliates have made full and timely payment of all amounts required to be contributed or paid as expenses, or accrued such payments in accordance with normal procedures under the terms of each Benefit Plan and applicable law, and the Company and its ERISA Affiliates shall continue to do so through the Closing.

                  (j) Each benefit Plan that is a nonqualified deferred compensation plan has been operated in good faith compliance with the applicable requirements of Sections 409A(a)(2),(3), and (4) of the Code.

         4.15. Compliance with Law. The Company and the conduct of the Business are in compliance with all Regulations, have not violated and are in compliance with all Regulations and all Court Orders relating to the Business or operations of the Company. The Company has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any such Regulations or Court Orders, and the Company does not know of any existing circumstances that are likely to result in violations of any of the foregoing. The representations in this Section 4.15 do not apply to the Intellectual Property rights as to which only the representations in Section 4.20 shall apply.

         4.16. Permits. Except as set forth on Schedule 4.16(a) the Company holds all Permits necessary for the operation of the Business or otherwise held by the Company in connection with the Business, all of which are in full force and effect as of the date hereof. The Company has, and at all times since December 31, 2001 has had, all Permits required under any Regulation in the operation of the Business and own or possess such Permits free and clear of all Encumbrances except Permitted Encumbrances, except such Permits the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect on the Company. The Company is not in material Default nor has it received any notice of any claim of Default with respect to any such Permit.

         4.17. Consents and Approvals. Except as set forth on Schedule 4.17 and except for (i) the approval of this Agreement and the transactions contemplated hereby by the Company's shareholders in accordance with the Company's articles of incorporation and bylaws and Applicable Law, and (ii) the filing of the Agreement of Merger and other appropriate merger documents as required by the CGCL, no consent, approval or authorization of, declaration to, or filing or registration with, any Governmental Authority, or any other Person, is required to be made or obtained by the Company or any of its Affiliates in connection with the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to obtain such consent, approval or authorization or to make such filing or registration would not prevent or materially delay consummation of the Merger or any other transaction contemplated hereby, or would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

         4.18. Litigation. Except as set forth on Schedule 4.18, there is no action, suit, proceeding, claim, arbitration or investigation ("PROCEEDING") pending (or, to the Knowledge of the Company, currently threatened) against the Company, its activities, properties or assets or, to the Knowledge of the Company, against any officer, director or employee of the Company in connection with such officer's, director's or employee's relationship with, or actions taken on behalf of, the Company. To the Knowledge of the Company, there is no factual or legal basis for any such Proceeding that might result, individually or in the aggregate, in any Material Adverse Effect on the Company. The Company is not a party to or subject to the provisions of any Court Order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no material Proceeding by the Company currently pending or which the Company intends to initiate.

         4.19. Labor Matters.

                  (a) The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company.

                  (b) There is no strike or other labor dispute involving the Company pending, or to the Knowledge of the Company, threatened. The Company has not, during the three year period prior to the date of this Agreement, received any demand letters, civil rights charges, suits, drafts of suits, administrative or other claims of or from any of its employees.

                  (c) All individuals who are performing consulting or other services for the Company are or were correctly classified by the Company as either "independent contractors" or "employees" as the case may be and, at the Closing Date, will qualify for such classification with immaterial exceptions.

                  (d) Schedule 4.19(d) sets forth the names of each of the key, exempt employees (i.e., those employees whose annual cash compensation exceeds $25,000 and who are considered "exempt" from the payment of overtime) of the Company, and also sets forth the base payment made to such key employee each pay period up to and including the date hereof and projections for the current calendar year of other incentive compensation (including bonuses) for each person named therein. Schedule 4.19(d) also lists as of the date hereof the names of all other employees and independent contractors of the Company, the hourly pay rates of compensation and the job titles for all such employees. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate his or her employment, nor does the Company have a present intention to terminate the employment of any of the foregoing.

                  (e) To the Knowledge of the Company, no employee or director of the Company is a party to, or is otherwise bound by, any nondisclosure, confidentiality, noncompetition, proprietary rights, employment, consulting or similar agreement, between such employee or director and any other Person that materially adversely affects or will affect the performance of his or her duties as an employee or director of the Company .

                  (f) The Company is in compliance in all material respects with all Applicable Laws respecting employment, termination of employment, employment practices, terms and conditions of employment and wages and hours.

                  (g) The Company has withheld and reported all amounts required by Applicable Law or agreement to be withheld and reported with respect to wages, salaries and other payments to employees.

                  (h) There are no pending, or to the Knowledge of the Company , threatened, claims or actions against the Company under any workers' compensation policy or long-term disability policy that has had, or could reasonably be expected to have, a Material Adverse Effect on the Company.

         4.20. Intellectual Property.

                  (a) Certain Definitions. As used herein, the term "INTELLECTUAL PROPERTY" means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), and trade dress, and registrations of and applications (including intent to use applications) to register any of the foregoing (collectively, "MARKS"); (ii) Internet domain names (collectively, "DOMAIN NAMES") (iii) patents and patent applications, including continuation, divisional, continuation-in-part, reexamination and reissue patent applications and any patents issuing therefrom, and utility models or industrial designs registered with a Governmental Authority (collectively, "PATENTS"); (iv) copyrights and copyright registrations and applications therefor (collectively, "COPYRIGHTS"); (v) know-how, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, technical data, specifications, research and development information, technology and product roadmaps, data bases and other proprietary or confidential information, including customer lists, in each case that has been maintained in confidence by the Company and that derives material economic value (actual or potential) from not being generally known to other persons, but excluding any Copyrights or Patents that cover or protect any of the foregoing (collectively, "TRADE SECRETS"); and (vi) moral rights, publicity rights and any other intellectual or industrial property rights of any kind or nature that do not comprise Marks, Domain Names, Patents, Copyrights or Trade Secrets.

                  (b) Trademarks. Schedule 4.20(b) sets forth sets forth an accurate and complete list of all registered and material unregistered Marks adopted or exclusively licensed by and used by the Company (collectively "COMPANY MARKS"), and specifically lists all registrations and applications for registration with all Governmental Authorities that have been obtained or filed with regard to such Company Marks, identifying for each such registration and registration application (i) its registration (as applicable) and application numbers and the relevant Governmental Authority, (ii) its owner of record and, if different, its beneficial owner and whether it is owned by or exclusively licensed to the Company or , (iii) its current status and (iv) the goods or services specified in such registration or application. Schedule 4.20(b) also sets forth, separately, all Domain Names owned by the Company (including all Domain Names registered in the name of a third party that held for the exclusive benefit of the Company ), specifying for each its registrant and administrative contact names, and other contact information, the administering register, registration and expiration date, and whether it is active. All Company Marks registered in the United States, and for which applications to register have been filed in the United States (excluding intent to use applications) have been used in all material respects in the form appearing in, and in connection with, the goods and services listed in their respective registration certificates and applications therefor, respectively, since the dates of first use specified in such registrations and applications. There has been no prior use of any material Company Mark by any third party that, to the Knowledge of the Company, would confer upon such third party superior rights in such Company Mark that would adversely affect the Company's right to use such Company Mark as used by the Company as of the date hereof. No Company Mark has been or is now involved in any opposition or cancellation proceeding and, to the Knowledge of the Company, no such action is or has been threatened with respect to any of the Company Marks.

                  (c) Patents. Schedule 4.20(c) sets forth an accurate and complete list of all Patents in which the Company has an ownership interest or which have been exclusively licensed to the Company (collectively the "COMPANY PATENTS"), identifying for each of the Company Patents (i) the patent number and issue date (if issued) or application number and filing date (if not issued),
(ii) its title, (iii) the named inventors and (iv) its owner of record and, if different, its beneficial owner and whether it is owned by or exclusively licensed to the Company . Except as may be set forth in Schedule 4.20(c), no Company Patent has been or is now involved in any interference, reissue or reexamination proceeding and, to the Knowledge of the Company, no such action is or has been threatened with respect to the Company Patents and there is no patent of a third party interfering with any Company Patent.

                  (d) Copyrights. Schedule 4.20(d) sets forth an accurate and complete list of all registered Copyrights owned (in whole or in part) by or exclusively licensed to the Company , and all pending applications for registration of Copyrights filed anywhere in the world that are owned (in whole or in part) by or exclusively licensed to the Company (collectively the "COMPANY REGISTERED COPYRIGHTS"), identifying for each of the Company Registered Copyrights (i) the registration number and registration date (if registered) or application filing date (if not registered) and the relevant Governmental Authority for such registration or application, (ii) the name of the work of authorship, (iii) its owner of record and, if different, its beneficial owner and (iv) whether it is owned by or exclusively licensed to the Company.

                  (e) Actions to Protect Intellectual Property. The Company has taken reasonable steps to maintain the confidentiality of all of the material Trade Secrets of the Company. Without limiting the foregoing, the Company has and enforces a policy requiring each of its employees, consultants and contractors who have participated in any material way in the creation of any Intellectual Property that is used by the Company (other than Intellectual Property that is licensed to the Company pursuant to a written license agreement) to enter into proprietary information, confidentiality and assignment agreements substantially in the Company's standard forms (which have previously been provided to Parent) and all such current and former employees, consultants and contractors of the Company have executed such an agreement. Except as may be set forth in Schedule 4.20(e), the Company has not disclosed, nor is it under any contractual or other obligation to disclose, to another person any of its material Trade Secrets, except pursuant to an enforceable confidentiality agreement or undertaking, and, to the Knowledge of the Company, no person has materially breached any such agreement or undertaking.

                  (f) Ownership of Intellectual Property. Except as may be set forth in Schedule 4.20(f), the Company owns exclusively all right, title and interest in and to all Company Marks, Company Patents, and Company Registered Copyrights, and all other Intellectual Property that is used by the Company (other than Intellectual Property that is licensed to the Company pursuant to a written license agreement), free and clear of any and all liens, encumbrances, covenants, conditions and restrictions, or other adverse claims or interests of any kind or nature. The Company has not received any written (including without limitation by email) notice or claim or, within the prior twelve months, any oral notice (other than an oral notice as to a claim that could not reasonably be expected to materially affect any interest or rights of the Company with respect to the Intellectual Property to which such claim relates) (i) challenging or questioning the Company's ownership of or exclusive rights in any of the Intellectual Property owned (in whole or in part) by or exclusively licensed to the Company (collectively, "EXCLUSIVE COMPANY IP") or, (ii) in the case of Intellectual Property owned (in whole or in part) by the Company , alleging that any other person has any claim of legal or beneficial ownership with respect thereto. No current or former officer, director or employee of the Company has any right, license, claim or interest whatsoever in or with respect to any material Intellectual Property used in the Business.

                  (g) Validity and Enforceability. The registered Company Marks, issued Company Patents and registered Copyrights included in the Company Registered Copyrights (collectively, the "COMPANY REGISTERED IP") are subsisting and, to the Knowledge of the Company, valid and enforceable in their respective jurisdictions of registration in accordance with the applicable laws of such jurisdictions, without any qualification, limitation or restriction thereon or on the use thereof beyond those that are inherent therein under such applicable laws, and the Company has not received any written (including without limitation by email) notice or claim or, within the twelve month period prior to the date hereof, any oral notice (other than an oral notice as to a claim that could not reasonably be expected to materially affect the validity or enforceability of the Company Registered IP to which such claim relates) challenging or questioning such validity or enforceability of any of the Company Registered IP or indicating an intention on the part of any person to bring a claim that any of the Company Registered IP is invalid or unenforceable or has been misused, and, with respect to any issued Company Patents, to the Knowledge of the Company, there is no relevant prior art pertaining thereto that was not disclosed during the prosecution of the patent application(s) therefor, but which, if disclosed during such prosecution, reasonably would be expected to have affected such prosecution or the scope of the patent claims ultimately granted in respect thereof.

                  (h) Status and Maintenance of Company Registered IP. Except as may be set forth in Schedule 4.20(h), (i) the Company has not taken any action or failed to take any action (including the manner in which it has conducted the Business, or used or enforced, or failed to use or enforce, any of the Company Registered IP) that reasonably could be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP (including, with respect to the Company Patents, failing to disclose any known material prior art in connection with the prosecution of patent applications), except where such action or failure to take action was intentional on the part of the Company based on a reasonable management determination that the Intellectual Property to which such action related was of insufficient value or benefit to warrant the Company incurring the costs and taking the actions required to maintain such Intellectual Property in effect, and (ii) all registrations of all Company Registered IP have been obtained in accordance in all material respects with all applicable legal requirements and are currently in effect in accordance with all applicable legal requirements (including, in the case of registered Company Marks, the timely post-registration filing of affidavits of use and incontestability and renewal applications). The Company has timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to the registrations of the Company Registered IP.
Schedule 4.20(h) also sets forth all known payments and fees, including maintenance fees, that are required in connection with the Company Registered IP.

                  (i) License Agreements. Schedule 4.20(i)(1) sets forth a complete and accurate list of all agreements granting to the Company any material right or license under or with respect to any Intellectual Property other than any end user non-exclusive license of generally commercially available software used in the Company's operations and that has not been customized or otherwise modified by or for the Company and are licensed for an aggregate license fee of no more than $25,000 (collectively, the "INBOUND LICENSE AGREEMENTS"), indicating for each the title and the parties thereto. Complete and accurate copies of the Inbound License Agreements have been provided by the Company to Parent. Schedule 4.20(i)(2) sets forth a complete and accurate list the amount of any future royalty, license fee or other payments that may become payable by the Company under each such Inbound License Agreements by reason of the use or exploitation of the Intellectual Property licensed thereunder. The rights licensed under each Inbound License Agreement shall be exercisable by the Surviving Corporation on and after the Closing to the same extent as by the Company prior to the Closing. To the Knowledge of the Company, no loss or expiration of any material Intellectual Property licensed to the Company under any Inbound License Agreement is pending, reasonably foreseeable or threatened. Except as set forth in Schedule 4.20(i)(3), no licensor under any Inbound License Agreement has any ownership or exclusive license rights in or with respect to any improvements made by the Company to the Intellectual Property licensed thereunder. Schedule 4.20(i)(4) sets forth a complete and accurate list of all material license agreements under which the Company grants any rights under any Exclusive Company IP, including without limitation any license agreement under which any exclusive or quasi-exclusive rights are granted or that include any negative covenant that restricts or limits the Company's freedom of action in any respect, but excluding the terms of use applicable to users of any of the websites of the Company.

                  (j) Sufficiency of IP Assets. The Intellectual Property owned by or licensed under the Inbound License Agreements to the Company constitutes all the material Intellectual Property rights necessary for the conduct of the Business as it is currently conducted, excluding end user non-exclusive licenses of generally commercially available software used in the Company's operations and that have not been customized or otherwise modified by or for the Company and are licensed for an aggregate license fee of no more than $25,000.

                  (k) No Infringement by the Company or Third Parties; No Violations. To the Knowledge of the Company, none of the products, services (including services offered to any users of the websites of the Company or), methods, processes, or other technology or content, or any other Intellectual Property, developed, used, leased, licensed, displayed, published, sold, imported, or otherwise distributed, or otherwise commercially exploited by or for the Company, nor any other activities or operations of the Company, in any material respect, infringes upon, misappropriates, violates, dilutes or constitutes the unauthorized use of, any Intellectual Property or personal information of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received any written (including without limitation by email) notice or claim or, within the prior twelve months, any oral notice or claim (other than an oral notice or claim that could not reasonably be expected to result any material claim) asserting that any such infringement, misappropriation, violation, dilution or unauthorized use, unfair competition or trade practices is occurring or has occurred, nor, to the Knowledge of the Company, is there any reasonable basis therefor. Without limiting the generality of the foregoing, the Company has not used or accessed (including by hyperlinks or framing) the content or materials of any third party, including a third party's Internet site, in a manner that in any material respect violates any laws or regulations or misappropriates or infringes the Intellectual Property of such third party or constitutes a "trespass" or other encroachment of such third party's rights. No Intellectual Property owned by or, to the Knowledge of the Company, licensed to the Company, is subject to any outstanding order, judgment, decree, or stipulation restricting the use thereof by the Company or, in the case of any Intellectual Property licensed to others, restricting the sale, transfer, assignment or licensing thereof by the Company to any Person. To the Knowledge of the Company, no third party is, in any material respect, misappropriating, infringing, diluting or violating any material Exclusive Company IP. No (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company or (iii) conduct or statement of the Company, in each case constitutes false advertising or otherwise violates any similar law or regulation in any material respect or, to the Knowledge of the Company, constitutes obscenity, or defames any Person.

                  (l) Software. Schedule 4.20(l)(1) sets forth a complete and accurate list of all of the material Software that is used in the Business as currently conducted and is not licensed to the Company pursuant to a written license agreement (collectively, "COMPANY SOFTWARE"). The Company Software was either (A) developed by employees of the Company within the scope of their employment, (B) developed by independent contractors who have expressly assigned their Intellectual Property Rights in such Company Software to the Company pursuant to written agreements or (C) otherwise acquired by the Company from a third party pursuant to a written agreement in which the Intellectual Property rights therein were expressly assigned to the Company. To the Knowledge of the Company, the Company Software does not contain any programming code, documentation or other materials that embody or utilize Intellectual Property rights of any Person other than the Company, except for such materials obtained by the Company from other Persons that make such materials generally available to all interested purchasers or end-users on standard commercial terms. Except as set forth on Schedule 4.20(l)(1), no source code of any Company Software has been licensed or otherwise provided by the Company to another Person other than an escrow agent pursuant to the terms of a source code escrow agreement identified on Schedule 4.20(l)(2) hereto and all such source code has been safeguarded and protected as Trade Secrets of the Company. For purposes hereof, "SOFTWARE" means any and all (1) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (2) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (3) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (4) all documentation, including user manuals and training materials, relating to any of the foregoing.

                  (m) Disabling Code and Contaminants; Disaster Recovery Plans. The Company has taken commercially reasonable steps designed to ensure that Company Software is free of any disabling codes or instructions, and any virus or other intentionally created, undocumented contaminant, that may, or may be used to, access, modify, delete, damage or disable in any material respect any of the internal computer systems (including hardware, software, databases and embedded control systems) of the Company. The Company has taken reasonable steps to safeguard such systems against the same and restrict unauthorized access thereto. The Company has disclosed to Parent their disaster recovery plans and procedures (if any).

                  (n) Employee Confidentiality Agreements. To the Knowledge of the Company, no employee or independent contractor of the Company is obligated under any agreement or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would materially interfere with such employee or contractor carrying out his or her duties for the Company. To the Knowledge of the Company, at no time during the conception of or reduction to practice of any Intellectual Property owned by the Company was any developer, inventor or other contributor to such Intellectual Property operating under any grant from any Governmental Authority or private source performing research sponsored by such Governmental Authority or private source, or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party, that materially and adversely affects the Company's rights in such Intellectual Property.

                  (o) Neither this Agreement nor the transactions contemplated by this Agreement will result in Parent or any Affiliate thereof being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses.

                  (p) The Company's technology systems and infrastructure, including without limitation middleware, servers, workstations, routers, and all other information technology software or equipment used by or for the Company, is adequate for the conduct the Business as it is currently conducted and contemplated to be conducted.

         4.21. Transactions with Certain Persons. Except as set forth Schedule 4.21, neither the Shareholder nor, to the Knowledge of the Company, no shareholder (other than the Shareholder) officer or director of the Company or any Affiliate of any such person has had, either directly or indirectly, a material interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to the Company any goods, property, technology, intellectual or other property rights or (b) any contract or agreement to which the Company is a party or by which it may be bound or affected.

         4.22. Insurance. Schedule 4.22 sets forth a complete and correct list of all insurance policies of the Company of any kind currently in force effect and, to the Knowledge of the Company, insures the Company in reasonably sufficient amounts against all risks usually insured against by persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located, except where the failure to have such insurance would not prevent or materially delay consummation of the Merger or any other transaction contemplated hereby, or would not, individually or in the aggregate, have a Material Adverse Effect on the Company. True, correct and complete copies of such insurance policies have been made available to Parent. All insurance coverage applicable to the Company and the Business is in full force and effect. Except as set forth on Schedule 4.22, the Company has no self-insurance or co-insurance programs.

         4.23. Accounts Receivable; Major Suppliers.

                  (a) Accounts Receivable. The accounts receivable set forth on
Schedule 4.23(a) represent bona fide claims of the Company against the other parties for products sold or services performed or other charges arising on or before the date hereof. Except as set forth on Schedule 4.23(a), the Company has not received written notice of any claim or right of setoff with respect to such accounts receivable.

                  (b) Major Suppliers. Schedule 4.23(b) sets forth a list of the twenty-five (25) largest suppliers (measured by dollar volume) of the Company during the eight months ended August 31, 2006. No supplier of the Company set forth on Schedule 4.23(b) has, since December 31, 2005, cancelled, suspended, terminated or materially altered its relationship with the Company or advised the Company of its intention to cancel, suspend, terminate or materially alter its relationship in a manner detrimental to the Company or to decrease its sales to the Company or to change the terms upon which it sells to the Company in a manner detrimental to the Company, and to the Knowledge of the Company, no such supplier intends to terminate, decrease or materially alter in a manner detrimental to the Company its business with it by reason of the transactions contemplated hereby or otherwise.

         4.24. Certain Business Practices. To the Knowledge of the Company, none of the directors, officers, agents or employees of the Company or any of their Affiliates has, in each case in connection with the Business, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses, including without limitation, expenses related to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, made any bribes or kickback payments or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

         4.25. No Brokers. Except as set forth on Schedule 4.25, none of the Company , any of its officers, directors or employees, has entered into nor will enter into any contract, agreement, arrangement or understanding with any broker, finder or similar agent or any Person which will result in the obligation of Parent, the Company, the Shareholder or any of their respective Affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

         4.26. Books and Records. The Company has made and kept (and given Parent access to) its true, correct and complete books and records and accounts. The minute books of the Company previously made available to Parent accurately and adequately reflect in all material respects all action previously taken by the shareholders, board of directors and committees of the board of directors of the Company. The copies of the stock book records of the Company previously made available to Parent are true, correct and complete, and accurately reflect all transactions effected in the stock of the Company through and including the date hereof.

         4.27. Bank Accounts. Schedule 4.27 contains a true, correct and complete list of all bank accounts maintained by the Company, including each account number and the name and address of each bank and the name of each person who has signature power with respect to each such account.

         4.28. Authorization by Shareholder. The Shareholder has all requisite power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements to which he is a party, to consummate the transactions contemplated hereby and thereby and to perform his obligations hereunder and thereunder. This Agreement has been duly executed and delivered by the Shareholder and is, and, upon execution and delivery of the Ancillary Agreements to which the Shareholder is a party, this Agreement, and the Ancillary Agreements to which the Shareholder is party, will be, the legal, valid and binding obligations of the Shareholder, enforceable against him in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law.

         4.29. Title to Shares. The Shareholder has legal and valid title to the Shares held by the Shareholder, free and clear of any and all Encumbrances of any kind or nature whatsoever. Except as set forth on Schedule 4.29, the Shareholder is not party to or subject to any agreement with respect to the voting or transfer of the capital stock of the Company or with respect to any other aspect of the Company's affairs.

         4.30 Proceedings Regarding Shareholder. There is no Proceeding pending against, or to the Shareholder's knowledge, threatened or anticipated against or affecting, him which has or might be reasonably expected to have a Material Adverse Effect on the ability of the Shareholder to perform any of his obligations hereunder or under the Ancillary Agreements to which he is a party or on the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements to which he is a party.

                                   ARTICLE V.

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

         Parent and Merger Sub hereby represent and warrant to the Company as follows, which representations and warranties are true and correct, as of the date hereof, that:

         5.1. Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to conduct its business as it is presently being conducted, and to own or lease, as applicable, its assets. Each of Parent and Merger Sub is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Parent or Merger Sub, as the case may be.

         5.2. Authorization. Each of Parent and Merger Sub has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The Boards of Directors of Parent and Merger Sub have each (i) determined that the Merger is fair, advisable and in the best interests of their respective shareholders and (ii) approved this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby , including the Merger, upon the terms and subject to the conditions set forth in this Agreement. No other proceeding on the part of either of Parent or

Merger Sub, or their respective shareholders, is necessary in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is, and upon execution and delivery the Ancillary Agreements will be, a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their respective terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law.

         5.3. Compliance with Other Instruments. The execution, delivery and performance of and compliance with this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not result in a violation or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, under the certificate of incorporation or bylaws of Parent or Merger Sub, or, assuming that the consents and approvals referred to in Section 5.4 are duly obtained, under any statutes, laws, Regulations or Court Orders applicable to Parent or Merger Sub, except for any such violation, default or conflict which would not have a Material Adverse Effect on Parent or Merger Sub.

         5.4. Consents and Approvals. Except for the filing of the Agreement of Merger and other appropriate merger documents as required by the CGCL, no consent, approval or authorization of, declaration to, or filing or registration with, any Governmental Authority, or any other Person, is required to be made or obtained by each of Parent or Merger Sub in connection with the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby other than those the failure of which to obtain or make would not have a Material Adverse Effect on Parent or Merger Sub.

         5.5. Litigation. There are no Proceedings pending, or to the knowledge of Parent, threatened or anticipated against or affecting each of Parent and Merger Sub which has or might be reasonably expected to have a Material Adverse Effect on the ability of each of Parent and Merger Sub to perform any of its obligations hereunder or on the consummation of the transactions contemplated by this Agreement.

         5.6. No Brokers. Except as set forth on Schedule 5.6, neither Parent, Merger Sub nor any of their respective partners, Representatives or Affiliates has entered into nor will enter into any contract, agreement, arrangement or understanding with any broker, finder or similar agent or any Person which will result in the obligation of the Company or the Shareholder to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

         5.7 SEC Documents. Parent has timely filed with the SEC all forms, reports, schedules, statements and other documents required to be filed with the SEC by Parent since July 1, 2001 (together with all information incorporated therein by reference, the "SEC DOCUMENTS"). No Subsidiary of Parent is required to file any periodic reports under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents at the time they were filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document filed and publicly available prior to the date of this Agreement (a "FILED SEC DOCUMENT") has been revised or superseded by a later Filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including the related notes) included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments).



                                   ARTICLE VI.
                            COVENANTS OF ALL PARTIES

         Each of the Company, the Shareholder, Parent, and Merger Sub covenants and agrees as follows:

         6.1. Conduct of Business. From the date hereof through the Closing, the Company shall carry on the operation of the Business in the Ordinary Course and substantially in accordance with past practice and will use its reasonable best efforts not to take any action inconsistent with this Agreement. Except as contemplated hereby or as may be incidental to or in furtherance of the transactions contemplated hereby or as may have been set forth herein or in the Company Disclosure Schedule, the Company shall use its commercially reasonable efforts to maintain the present character and quality of the Business, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees. Without limiting the generality of the foregoing, unless consented to by Parent in writing (which consent shall not be unreasonably withheld), the Company, except as specifically contemplated by this Agreement, shall not:

                  (a) incur any indebtedness for borrowed or purchase money or letters of credit, or assume, guarantee, endorse (other than endorsements for deposit or collection in the Ordinary Course of Business), or otherwise become responsible for obligations of any other Person except in the Ordinary Course of Business;

                  (b) issue or redeem any securities other than pursuant to the exercise of Company Options outstanding as of the date hereof or declare or pay any dividend (c) make or incur any obligation to make any distribution to its shareholders;

                  (d) make any change to its articles of incorporation or bylaws;

                  (e) mortgage, pledge or otherwise encumber any of its assets or sell, transfer or otherwise dispose of any of its assets except in the Ordinary Course of Business;

                  (f) make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other Person, except in the Ordinary Course of Business or as set forth on Schedule 6.1(f);

                  (g) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger) or otherwise permit its corporate existence to be suspended, lapsed or revoked;

                  (h) sell, lease, license, transfer or otherwise dispose of assets of the Company in excess of $25,000 in any single transaction or series of transactions;

                  (i) terminate any Material Contract or make any material change in any Material Contract having an aggregate value, cost or amount in excess of $25,000;

                  (j) make any change in any method of accounting or accounting practice except as required by Applicable Law;

                  (k) with respect to the Business, enter into, modify or amend any employment agreement or arrangement with, or grant any bonuses, salary increase, or retention pay to, any officer, director, consultant or employee, other than (u) in the Ordinary Course of Business, (v) as set forth in Section
6.7 hereof, (w) in connection with promotions or other changes in positions or responsibilities of employees that do not involve an increase in compensation, severance or benefits; (x) as may be required by Applicable Law; and (y) 25% of the Company Options held by James Yasueda may be accelerated as of the Closing Date, such that immediately prior to the Closing Date, 50% of the Company Options held by James Yasueda shall be Vested Company Options;

                  (l) enter into, renew or agree to enter into or renew any employee welfare, pension, retirement, profit-sharing or similar plan, program, agreement, policy or arrangement except as required by Applicable Law;(m) enter into any new or renew any other Material Contract with respect to the Business which has an aggregate value, cost or amount in excess of $25,000;

                  (n) make or change any election in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                  (o) make any prepayments with respect to, or advance any funds under, any agreement or arrangement to which the Company is a party other than in the Ordinary Course of Business;

                  (p) make any individual cash payment in excess of $10,000, other than payments made in the Ordinary Course of Business (including, without limitation, payments for Taxes due and payments to the Company's suppliers); or

                  (q) do any other act which would cause any representation or warranty of the Company in this Agreement to be or become untrue in any material respect.

         6.2. Shareholder Written Consent. The Company shall take all commercially reasonable steps to ensure that the shareholders of the Company adopt and approve this Agreement and the transactions contemplated hereby by written consent, in accordance with Applicable Laws and the Company's articles of incorporation and bylaws, on the date, and immediately after the execution, hereof (the "SHAREHOLDER APPROVAL").

         6.3. Investigation by Parent and the Company.

                  (a) The Company shall allow Parent upon reasonable notice and during regular business hours to make such investigation of the business, properties, books and records of the Company, and to conduct such examination of the condition of the assets of the Company and the Business as Parent reasonably deems necessary to familiarize itself with the assets, properties, books, records and other matters and to verify the representations and warranties of the Company hereunder, including, without limitation, discussions with the Company's officers, independent accountants and actuaries; provided that Parent and its representatives shall conduct such investigation in a manner so as to minimize the disruption of the Company's business and operations. Parent and its representatives agree not to contact any customers or employees of the Company prior to the Closing in light of the confidential nature of this Agreement and all discussions relative hereto.

                  (b) As applicable between the date hereof and the Effective Time, the Company shall furnish to Parent within two (2) Business Days following preparation thereof (and in any event within ten calendar days after the end of each month) an unaudited modified cash-basis balance sheet as of the end of such month and the related statements of earnings and shareholders' equity (deficit). The foregoing shall be in accordance with the books and records of the Company and shall be prepared on a basis consistent with the Financial Statements as of the last day of the period then ended.

                  (c) Between the date hereof and the Effective Time, the Company shall promptly inform Parent of the initiation of any Proceeding and of any significant developments with respect to any such Proceeding or any Proceeding in existence on the date hereof.

                  (d) Between the date hereof and the Effective Time, the Company shall advise Parent of any accounting determinations made other than in the Ordinary Course of Business and consult with Parent prior to implementing any such accounting determination.

         6.4. Regulatory Matters.

                  (a) Subject to the terms and conditions herein, each of the parties hereto agrees to use all commercially reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under all applicable laws, or as may otherwise be reasonably requested by any other party hereto, to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using all reasonable efforts to do the following: (i) obtain consents of all third parties and Governmental Authorities necessary, proper, advisable or reasonably requested by Parent or the Company for the consummation of the transactions contemplated by this Agreement (but subject to Section 6.4(b) below); (ii) contest any legal proceeding relating to the Merger so as to permit consummation of the Merger as promptly as practicable; and (iii) execute any additional instruments necessary to consummate the transactions contemplated hereby.

                  (b) The Company and Parent shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any approval of such Governmental Authority will not be obtained or that the receipt of any such approval will be materially delayed.

                  (c) At the expense of Parent, the Shareholder shall prepare and timely file all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date, including any amendments to such Tax Returns. Parent shall not, nor shall it permit the Surviving Corporation to, amend any such Tax Returns without the prior written consent of the Shareholder.

         6.5. Notification of Certain Matters.

                  (a) The Company shall give prompt notice to Parent of (i) the occurrence, or failure to occur, of any event before the Closing which occurrence or failure causes any representation or warranty of the Company contained in this Agreement or any exhibit or schedule hereto to be untrue or inaccurate in any material respect and (ii) any material failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. The Company shall promptly notify Parent of any event or state of facts before the Closing that constitutes a Material Adverse Effect on the Company. Any such notification by the Company shall not be deemed to amend the schedules hereto for purposes of determining whether the conditions set forth in
Article IX hereof have been satisfied and shall not be deemed to cure any breach of any representation or warranty or to limit the rights and remedies of the parties under this Agreement for any breach by the other parties of such representations and warranties.

                  (b) Parent shall give prompt notice to the Company of (i) the occurrence, or failure to occur, of any event before the Closing which occurrence or failure causes any representation or warranty of Parent or Merger Sub contained in this Agreement, or any exhibit or schedule hereto to be untrue or inaccurate in any material respect and (ii) any material failure of Parent or

Merger Sub or any of their respective Affiliates or Representatives, as applicable, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. Parent shall promptly notify the Company of any event or state of facts before the Closing that constitutes a Material Adverse Effect on Parent or its Subsidiaries. Any such notification by Parent shall not be deemed to amend the schedules hereto for purposes of determining whether the conditions set forth in Article IX hereof have been satisfied and shall not be deemed to cure any breach of any representation or warranty or to limit the rights and remedies of the parties under this Agreement for any breach by the other parties of such representations and warranties.

                  (c) Not earlier than 10 and not less than five days before the date scheduled for Closing, the Company shall correct and supplement in writing any information furnished on the Company Disclosure Schedule that are materially incorrect or incomplete, and shall promptly furnish such corrected and supplemented information to Parent, so that such information shall be correct and complete at the time such updated information is so provided. Thereafter, prior to the Closing, the Company shall correct and supplement in writing any information furnished on the Company Disclosure Schedule that is materially incorrect or incomplete. It is agreed that the furnishing of such corrected and supplemental information, in and of itself, shall not create any presumption that such information constitutes or evidences the existence of a material change or any breach or violation by the Company of any provision of this Agreement. Any corrected and supplemental information shall not be deemed to amend the Company Disclosure Schedule for purposes of determining whether the conditions set forth in Article IX hereof have been satisfied and shall not be deemed to cure any breach of any representation or warranty or to limit the rights and remedies of Parent and Merger Sub under this Agreement for any breach by the Company of such representations and warranties.

         6.6. Public Announcements. Neither Parent nor the Company (nor any of their respective Affiliates) shall issue any press releases or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby without the written approval of the other, which approval may be withheld in such party's sole and absolute discretion, except that no such approval shall be necessary to the extent disclosure may be required by law. Prior to issuing any press releases with respect to this Agreement or the transactions contemplated hereby, Parent shall provide a copy of the press release to the Company and allow the Company a reasonable opportunity to review and comment, which comments of the Company Parent shall use good faith efforts to incorporate into such press release.

         6.7 Employee Matters. Except for Messrs. Salehomoum and Yasueda, who have entered into the Employment Agreements, Parent intends to cause the Surviving Corporation to employ all employees of the Company who are so employed immediately prior to the Effective Time and who accept employment with the Surviving Corporation, on an at-will basis and at the same base compensation levels and at comparable positions such employees received or had prior to the Closing. The Company and the Shareholder shall each use their commercially reasonable efforts to assist the Surviving Corporation in continuing to employ such employees of the Company. At the Effective Time Parent or the Surviving Corporation shall make available to all employees of the Company who become employees of the Surviving Corporation following the Effective Time Parent's employee benefits. To the extent that service is relevant for purposes of eligibility, vesting or calculation of any benefit or benefit accrual under any of such employee benefits, such employee benefits shall credit each such employee for service on or before the Closing Date that was recognized by the Company for purposes of any comparable employee benefit, except with respect to any new employee benefit plan which may be adopted by Parent after the Effective Time for which (i) credit prior to the effective date of such program is not given to similarly situated employees of Parent or (ii) recognition of such service credit would cause such employees to exceed any plan maximums which are also applicable to similarly situated employees of Parent. For the avoidance of doubt, no provision in this Agreement shall be construed to restrict the ability of the Surviving Corporation or Parent to amend any of the compensation and employee benefit plans and policies maintained by the Surviving Corporation following the Closing, or to change the employee benefits made available to employees of the Surviving Corporation to the extent Parent makes changes to the employee benefits available to similarly situated employees of Parent and its Affiliates; provided, however, that in no event shall Parent or the Surviving Corporation amend or modify its obligation to issue restricted stock to recipients of Replacement Options set forth in Section 2.8(b)(iv), nor shall Parent or the Surviving Corporation limit or restrict the benefits available to the employees of the Surviving Corporation that are otherwise available to Parent's or the Surviving Corporation's similarly situated employees. In connection with coverage of each of the employees of the Surviving Corporation under any of the welfare benefit plans made available by Parent any of its Subsidiaries, Parent agrees (i) to cause each such plan to waive any applicable preexisting condition, waiting periods and actively at work requirements, and
(ii) to cause each such plan to honor any expenses incurred by such employees and their beneficiaries under similar plans of the Company during the portion of the applicable plan year prior to the date on which such employee commences participation in the Parent or Subsidiary welfare benefit plans for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses.

         6.8 Indemnity Regarding Guaranteed Obligations. Parent agrees to indemnify and hold harmless the Shareholder from and against any Liabilities of any kind arising from or in connection with any obligations of the Company which have been guaranteed in writing by the Shareholder and which are set forth in
Schedule 6.8.1 hereto. Shareholder agrees to indemnify and hold harmless Parent and the Company from and against any Liabilities of any kind arising from or in connection with any obligations of the Company which are set forth in Schedule
6.8.2 hereto.

         6.9 No Liability Regarding Reconstituted Financial Statements. Subsequent to the Closing, Parent intends to reconstitute the financial statements of the Company for certain periods prior to the Closing from a cash basis to an accrual basis. In connection therewith, Parent and Merger Sub acknowledge and agree that under no circumstances shall the Company or the Shareholder have any Liability, whether by reason of any alleged breach of any warranty of the Company or the Shareholder in Article IV, or otherwise, for those Damages (as defined in Section 9.2(a) below) that would not have otherwise been Damages except as a result of (a) Parent's preparation of the Company's financial statements on an accrual basis; (b) any additional Tax or other Liabilities attributable to the period prior to the Closing arising from such reconstitution of the Company's financial statements; or (c) any adjustment which may arise under Section 481 of the Code.

                                  ARTICLE VII.
                            CONDITIONS TO OBLIGATIONS

         7.1. Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party hereto to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

                  (a) No Proceeding by any Governmental Authority shall have been instituted which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to adversely affect the assets of the Company or the Business materially if the transactions contemplated hereby are consummated. There shall not be any Regulation or Court Order that enjoins or makes the transactions contemplated hereby illegal or otherwise prohibited.

                  (b) Any governmental or regulatory notices or approvals required under any Regulations to carry out the transactions contemplated by this Agreement shall have been obtained and the parties shall have complied with all Regulations applicable to the transactions contemplated by this Agreement.

                  (c) The Shareholder Approval shall have been obtained and shall be in full force and effect.

         7.2. Conditions to the Company's Obligations to Effect the Merger. The obligations of the Company to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Company:

                  (a) Each of (i) the representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified by a Material Adverse Effect shall be true and correct in all respects as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and (ii) the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified (including, without limitation, those which are qualified by the phrase "material") shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), except to the extent that the failure of any such representation or warranty specified in this Section 7.2(a)(ii) to be true and correct, individually or taken together with any other failures of representations and warranties to be so true and correct, has not had and could not reasonably be expected to have a Material Adverse Effect on Parent.

                  (b) Each of Parent and Merger Sub shall have tendered for delivery the documents and other items to be delivered by such parties pursuant to Article III of this Agreement.

                  (c) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect with respect to Parent and its Subsidiaries considered as a whole.

                  (d) The Employment Agreements and the Escrow Agreement have been executed and delivered and shall remain in full force and effect.

                  (e) Parent shall have caused the Surviving Corporation to enter into a written month-to-month lease agreement with Nader Salehomoum with respect to the building located at 6680 Via Del Oro, San Jose, California.

         7.3. Conditions to the Obligations of Parent and Merger Sub to Effect the Merger. The respective obligations of Parent and Merger Sub to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Parent or Merger Sub:

                  (a) Each of (i) the representations and warranties of the Company and/or the Shareholder contained in this Agreement that are qualified by a Material Adverse Effect shall be true and correct in all respects as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and (ii) the representations and warranties of the Company and/or the Shareholder contained in this Agreement that are not so qualified (including, without limitation, those which are qualified by the phrase "material") shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), except to the extent that the failure of any such representation or warranty specified in this
Section 7.3(a)(ii) to be true and correct, individually or taken together with any other failures of representations and warranties to be so true and correct, has not had and could not reasonably be expected to have a Material Adverse Effect on the Company.

                  (b) The Company and the Shareholder shall have tendered for delivery the documents and other items to be delivered by such parties pursuant to Article III of this Agreement.

                  (d) The Company shall have received all Permits and Consents by Governmental Authorities that are required for the consummation of the transactions contemplated hereby and the Consents by third parties set forth on
Schedule 7.3(d) hereto.

                  (e) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect with respect to the Company.

                  (f) The Employment Agreements, the Non-Competition Agreement and the Escrow Agreement shall have been executed and shall remain in full force and effect.

                  (g) Nader Salehomoum shall have entered into a written month-to-month lease agreement with the Surviving Corporation with respect to the building located at 6680 Via Del Oro, San Jose, California.

                                  ARTICLE VIII
                                   TERMINATION

         8.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

                  (a) by mutual written consent of Parent Merger Sub and the Company;

                  (b) by Parent and Merger Sub or the Company if any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable;

                  (c) by Parent and Merger Sub if there shall have been (i)(A) a material breach of any representation or warranty that is not qualified as to materiality or a Material Adverse Effect on the Company or the Shareholder set forth in this Agreement, or if any such representation or warranty shall have become untrue in any material respect; (B) a breach of any other representation or warranty of the Company or the Shareholder set forth in this Agreement, or if any such representation or warranty of the Company or the Shareholder shall have become untrue, or (ii) a material breach by the Company or the Shareholder of any of their respective covenants or agreements set forth in this Agreement, and, in the case of either (i) or (ii) above, as the case may be, the Company or the Shareholder, as applicable, have not cured such breach or event (to the extent it is curable) within twenty (20) Business Days after notice by Parent or Merger Sub thereof; provided, however, that neither Parent nor Merger Sub has breached any of their respective obligations hereunder; or

                  (d) by Parent and Merger Sub if the Shareholder Approval has not been obtained by October 2, 2006.

                  (e) by Parent and Merger Sub if the conditions set forth in Sections 7.1(a) and 7.1(b) have not been fulfilled and/or the Company has failed to fulfill the conditions set forth in Section 7.3 by October 16, 2006.

                  (f) by the Company if there shall have been (i)(A) a material breach of any representation or warranty that is not qualified as to materiality or a Material Adverse Effect on Parent set forth in this Agreement, or if any such representation or warranty shall have become untrue in any material respect; (B) a breach of any other representation or warranty of Parent or Merger Sub set forth in this Agreement, or if any such representation or warranty of Parent or Merger Sub shall have become untrue, or (ii) a material breach by Parent or Merger Sub of any of their respective covenants or agreements set forth in this Agreement, and, in the case of either (i) or (ii) above, as the case may be, Parent or Merger Sub, as applicable, have not cured such breach or event (to the extent it is curable) within twenty (20) Business Days after notice by the Company or the Shareholder thereof; provided, however, that neither the Company or the Shareholder has breached any of their respective obligations hereunder.

                  (g) by the Company if the conditions set forth in Sections 7.1(a) and 7.1(b) have not been fulfilled and/or Parent and Merger Sub have failed to fulfill the conditions set forth in Section 7.2 by October 16, 2006.

         8.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect and there shall be no Liability on the part of any party hereto or its Affiliates, directors, officers or shareholders other than the provisions of this Section 8.2, Section 2.14 and Article X hereof. Nothing contained in this Section 8.2 shall relieve any party from Liability for any breach of this Agreement.

                                   ARTICLE IX.
                                 INDEMNIFICATION

         9.1. Survival of Representations.

         (a) The representations and warranties of the Company or the Shareholder, as the case may be, contained herein shall survive the Effective Time until twelve (12) months thereafter; provided, however, that: (i) the representations and warranties set forth in Sections 4.3 ("Authorization") and
4.4 ("Capitalization") shall survive in perpetuity, (ii) the representations and warranties set forth in Section 4.12 ("Taxes") shall survive the Effective Time until sixty days following the expiration of any applicable statute of limitations (including any extensions thereof) and (iii) the representations and warranties set forth in Section 4.13 ("Environmental Matters") shall survive the Effective Time until three (3) years thereafter.(1). In the case of actual fraud, intentional misrepresentation or active concealment, the representations and warranties of the Company and the Shareholder shall survive until the expiration of the applicable statute of limitations. Any claims under this Agreement with respect to a breach of a representation and warranty must be asserted by written notice within the applicable survival period contemplated by this Section 9.1, and if such a notice is given, the survival period for such representation and warranty shall continue until the claim is fully resolved. The right to indemnification or other remedy based on the representations, warranties, covenants and agreements herein will not be affected by any investigation conducted with respect to, or any knowledge acquired by Parent or Merger Sub from the Company and those persons listed on Schedule I hereto (or capable of being acquired from the Company and those persons listed on Schedule I hereto) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

         (b) The representations and warranties of Parent and Merger Sub contained herein shall survive the Effective Time until twelve (12) months thereafter; provided, however, that the representations and warranties set forth in Sections 5.2 ("Authorization") shall survive in perpetuity. In the case of

--------------------------
(1) This can be deleted upon receipt and approval of appropriate Phase I test reports.

actual fraud, the representations and warranties of Parent and Merger Sub shall survive until the expiration of the applicable statute of limitations. Any claims under this Agreement with respect to a breach of a representation and warranty must be asserted by written notice within the applicable survival period contemplated by this Section 9.1, and if such a notice is given, the survival period for such representation and warranty shall continue until the claim is fully resolved.

         9.2. Indemnification.

         (a) Subsequent to the Closing, subject to the limitations described below in Section 9.5, the Shareholder shall, solely to the extent of the Escrow Amount, indemnify Parent and its respective Affiliates (including, after the Closing, the Company), and each of its respective officers, directors, employees, shareholders, partners and agents (the "PARENT COVERED PARTIES") against, and hold each of the Parent Covered Parties harmless from, any damage, claim, loss, cost, Liability or expense, including without limitation, interest, penalties, reasonable attorneys' fees and expenses of investigation, response action, removal action or remedial action (collectively "DAMAGES") incurred by such Parent Covered Party that arise out of or relate to, whether directly or indirectly: (i) any misrepresentation or breach of any representation or warranty on the part of the Company or the Shareholder contained in this Agreement (other than misrepresentations or breaches of the representations and warranties set forth in Sections 4.28, 4.29 or 4.30) or in any agreement, certificate or other instrument delivered by the Company pursuant to this Agreement, and, in the case of the matters set forth in Section 4.12, without regard to any disclosure as to matters in Section 4.12 of the Company Disclosure Schedule, or (ii) any breach or non-performance by the Company of any of its covenants or agreements contained in this Agreement or in any agreement, certificate or other instrument delivered by the Company pursuant to this Agreement. In addition, subsequent to the Closing, subject to the limitations described below in Section 9.5, the Shareholder shall indemnify the Parent Covered Parties against, and hold each of the Parent Covered Parties harmless from, any Damages incurred by such Parent Covered Party that arise out of or relate to, whether directly or indirectly, any misrepresentation or breach of any representation or warranty on the part of the Shareholder set forth in Sections 4.28, 4.29 or 4.30 of this Agreement, or in any agreement, certificate or other instrument delivered by the Shareholder pursuant to this Agreement.

         (b) Subsequent to the Closing, subject to the limitations described below in Section 9.5, Parent and Merger Sub shall jointly and severally indemnify Shareholders and the Participating Rights Holders and their respective Affiliates, and each of its respective officers, directors, employees, shareholders, partners and agents (the "SELLER COVERED PARTIES" and together with the Parent Covered Parties, the "COVERED PARTIES") against, and hold each of the Seller Covered Parties harmless from, any Damages incurred by such Seller Covered Party that arise out of or relate to, whether directly or indirectly:
(i) any misrepresentation or breach of any representation or warranty on the part of Parent or Merger Sub contained in this Agreement or in any agreement, certificate or other instrument delivered by Parent or Merger Sub pursuant to this Agreement, or (ii) any breach or non-performance by Parent or Merger Sub of any of their covenants or agreements contained in this Agreement or in any agreement, certificate or other instrument delivered by Parent or Merger Sub pursuant to this Agreement, including without limitation any claims by employees of the Company arising out of Parent's or Merger Sub's breach or non-performance of the covenants and agreements set forth in Section 6.8.

         (c) The term "Damages" as used in this Article IX is not limited to matters asserted by third parties against the Covered Parties, but includes Damages incurred or sustained by such persons in the absence of third-party claims, and payments by a Covered Party shall not be a condition precedent to recovery; provided, however, that in no event shall a Parent Covered Party be entitled to assert a claim for any such Damages unless and until such Parent Covered Party has (i) provided reasonable prior notice to the Shareholder of any events or proposed acts or omissions that are reasonably expected to result in such Damages, and (ii) permitted the Shareholder a reasonable opportunity to participate in the resolution of such events and/or decisions on such acts or omissions so as to mitigate such potential Damages.

         (d) Any payments made pursuant to Section 9.2(a) of this Agreement shall constitute an adjustment to the Merger Consideration for Tax purposes and shall be treated as such by Parent, the Company and the Shareholder on their Tax Returns.

         9.3. Notice of Claims.

         (a) Any Covered Party seeking indemnification hereunder shall, within the relevant limitation period provided for in Section 9.1 above, give to the Equityholder Representative with respect to a claim by a Parent Covered Party, or to Parent with respect to a claim by a Seller Covered Party, a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; and provided further, that failure to give such notice shall not affect such Covered Party's right to indemnification hereunder except to the extent the Participating Rights Holders with respect to a claim by a Parent Covered Party, or Parent and Merger Sub with respect to a claim by a Seller Covered Party (such parties, as applicable, the "INDEMNIFYING PARTIES"), shall have been materially prejudiced by such failure.

         (b) With respect to a claim by a Parent Covered Party, the Equityholder Representative shall have thirty days after receipt of any Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice and instruct, together with Parent, the Escrow Agent to pay such amount to such Parent Covered Party in immediately available funds or (ii) to provide such Parent Covered Party with notice that they disagree with the amount or method of determination set forth in the Claim Notice (the "DISPUTE NOTICE"). Within fifteen days after the giving of the Dispute Notice, the Equityholder Representative and such Parent Covered Party shall negotiate in a bona fide attempt to resolve the matter.

         (c) With respect to a claim by a Seller Covered Party, Parent shall have thirty days after receipt of any Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice and pay such amount to such Seller Covered Party in immediately available funds, or (ii) to provide such Seller Covered Party with a Dispute Notice. Within fifteen days after the giving of the Dispute Notice, Parent and such Seller Covered Party shall negotiate in a bona fide attempt to resolve the matter.

         9.4. Third Person Claims. If a claim by a third Person is made against a Covered Party, and if such party intends to seek indemnity with respect thereto under this Article IX, such Covered Party shall promptly notify the Indemnifying Parties in writing of such claims, setting forth such claims in reasonable detail. The Indemnifying Parties shall be relieved of their indemnification obligations hereunder to the extent that notice is not delivered promptly and the Indemnifying Parties are materially prejudiced thereby. The Indemnifying Parties shall have twenty days after receipt of such notice to deliver to the Covered Party a written acknowledgement that such claim is an indemnifiable claim under this Article IX, that it will undertake, conduct and control (in accordance with the terms hereof), through counsel of their own choosing (provided that such counsel must be reasonably acceptable to the Covered Party) and at their own expense, the settlement or defense thereof, and the Covered Party shall cooperate with them in connection therewith; provided that the Covered Party may participate in such settlement or defense through counsel chosen by such Covered Party and paid at its own expense, provided further that, if in the reasonable opinion of counsel for the Covered Party, there is a reasonable likelihood of a conflict of interest between the Indemnifying Parties and the Covered Party, the Indemnifying Parties shall be responsible for reasonable fees and expenses of one counsel to such Covered Party in connection with such defense. So long as the Indemnifying Parties are reasonably contesting any such claim in good faith, the Covered Party shall not pay or settle any such claim without the consent of the Indemnifying Parties. If the Indemnifying Parties do not notify the Covered Party within ten days after receipt of the Covered Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Covered Party shall have the right to undertake, at the Indemnifying Parties' cost, risk and expense, the defense, compromise or settlement of the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Parties shall not, except with the consent of the Covered Party, enter into any settlement that does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all Covered Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment. Notwithstanding the foregoing, the Equityholder Representative shall not be entitled to control any claim relating to Taxes of the Parent, Company, or their Subsidiaries for any period ending after the Closing Date and shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect the liability of Parent, the Company or their Subsidiaries for Taxes for any period (or portion thereof) after the Closing Date, without the prior written consent of Parent

         9.5. Limitation on Indemnity; Payments Out of Escrow Account.

         (a) Notwithstanding anything expressed or implied in this Article IX to the contrary, no Covered Party shall be entitled to make a claim for indemnification pursuant to this Agreement unless and until the aggregate of all Damages suffered by such Covered Parties hereunder exceeds $150,000 (the "THRESHOLD AMOUNT"), whereupon, provided the other requirements of this Article IX have been complied with, the full amount of such Damages, and all subsequent Damages, shall become due and payable. Notwithstanding the foregoing, no Threshold Amount shall apply to (a) the Company's and the Shareholders' representations and warranties set forth in Sections 4.3, 4.4, 4.10, 4.12 and
4.25 hereof, (b) the Shareholder's representations and warranties set forth in Sections 4.28, 4.29 and 4.30 hereof, (c) Parent's and Merger Sub's representations and warranties set forth in Sections 5.2, 5.6 and 5.7 hereof,
(d) a Covered Party's claim for indemnification hereunder to the extent a breach results from actual fraud, intentional misrepresentation or active concealment or (e) breach of any of the covenants contained in Section 6.8 hereof.

         (b) No Participating Rights Holder nor the Shareholder shall have any liability in respect of any claim for Damages for which the Parent Covered Parties are entitled to indemnification pursuant to this Article IX or elsewhere hereunder in excess of the Escrow Amount, other than in respect of any Damages for which indemnity is sought as a result of a breach of any of the covenants contained in Section 6.8 hereof, or actual fraud, intentional misrepresentation or active concealment, as to which the Parent Covered Parties may seek remedy therefor from each Participating Rights Holder up to each Participating Rights Holder's pro rata share (based on such Participating Rights Holder's pro rata share of Merger Consideration paid hereunder as among all of the Participating Rights Holders) of such Damages, irrespective of whether such Participating Rights Holder was aware of the fraud, misrepresentation or concealment.

         9.6. Remedies. The remedies in this Article IX shall be the sole and exclusive remedies of the parties with respect to any breach of the respective representations, warranties, covenants and agreements pursuant to this Agreement or otherwise arising out of this Agreement, regardless of the theory or cause of action pled, except for the remedies of specific performance, injunction and other equitable relief; provided, however, that no party hereto shall be deemed to have waived any rights, claims, causes of action or remedies if and to the extent actual fraud, intentional misrepresentation or active concealment is proven on the part of a party by another party hereto or such rights, claims, causes of action or remedies may not be waived under Applicable Law.

                                   ARTICLE X.
                                  MISCELLANEOUS

         10.1. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, in accordance with the terms hereof. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Company or the Shareholder without the prior written consent of Parent, or by Parent or Merger Sub without the prior written consent of the Shareholder, except that Parent and Merger Sub may, without such consent, assign its rights hereunder (either before or after the Closing Date), to an Affiliate of Parent; provided, however, that no such assignment shall release Parent of any of its obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit or obligation hereunder.

         10.2. Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered in person or by courier, telegraphed, telexed or by facsimile transmission or mailed by registered or certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date of such receipt is acknowledged), as follows:

If to Parent or Merger Sub:

LeCroy Corporation
700 Chestnut Ridge Road
Chestnut Ridge, NY 10977
Attn:  Chief Executive Officer
Fax:  845-578-5989

With copies to:

Fish & Richardson P.C.
225 Franklin Street
Boston, MA 02118
Attention:  Roger D. Feldman, Esq.
Fax:  617-542-8906

If to the Company, to:

Catalyst Enterprises, Inc.
6680 Via Del Oro
San Jose, CA 95119
Attention:  Nader Salehomoum
Fax:  408-365-3847

With a copy to:

Pillsbury Winthrop Shaw Pittman LLP
2475 Hanover Street
Palo, Alto, CA 94304
Attention:  Richard S. Bebb, Esq.
Fax:  650-233-4545

If to the Shareholder/Equityholder Representative:

Mr. Nader Salehomoum
7299 Glenview Drive
San Jose, CA 95120
(408) 623-1668 Cell


With a copy to:

Pillsbury Winthrop Shaw Pittman LLP
2475 Hanover Street
Palo, Alto, CA 94304
Attention:  Richard S. Bebb, Esq.
Fax:  650-233-4545

Any party may, from time to time, designate any other address to which any such notice to such party shall be sent. Any such notice shall be deemed to have been delivered upon receipt.

         10.3. Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware, as applied to agreements among Delaware residents entered into and wholly to be performed within the State of Delaware (without reference to any choice of law rules that would require the application of the laws of any other jurisdiction).

         10.4. Entire Agreement; Amendments and Waivers. This Agreement, together with the Ancillary Agreements, the other documents and instruments referred to herein and all exhibits and schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and except for the representations and warranties contained therein, neither the Company nor the Shareholder (nor any Person acting, or purporting to act, on behalf of the Company or the Shareholder) makes any representations or warranties to Parent or Merger Sub. This Agreement may be supplemented, modified or amended by action by each party hereto, which in the case of the Company and Merger Sub shall be action taken by or on behalf of the board of directors of such party; provided, however, that any amendment made subsequent to the adoption and approval of this Agreement by the shareholders of the Company or Merger Sub as required by the CGCL, which, under Applicable Law, requires further approval of such shareholders, shall not be made without further approval by such shareholders. No supplement, modification or other amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         10.5. Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.6. Severability. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision that is legal, valid and enforceable. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

         10.7. Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         10.8. Schedules. The Schedules and the Exhibits referenced in this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

         10.9. No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement (and their successors and assigns) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

         10.10. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity without the necessity of demonstrating the inadequacy of monetary damages.

         10.11. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

         10.12. Expenses. Except as otherwise specifically provided in this Agreement, including without limitation Parent's obligation to pay the Transaction Fees set forth in Section 2.14, each party will pay its own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

         10.13. Submission to Jurisdiction; Waivers; Consent to Service of Process. Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought in the Superior Court in the State of California to the fullest extent permitted by Applicable Law and, to the extent not so permitted, in any court sitting in the State of California, and each of the parties hereto hereby (x) irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (z) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than the aforesaid courts. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 10.2. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) the defense of sovereign immunity, (b) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 10.13, (c) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (d) to the fullest extent permitted by Applicable Law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the extent that a party to this Agreement is not otherwise subject to service of process in the State of California, such party hereby appoints Corporation Service Company, 2730 Gateway oaks drive, Suite 100, Sacramento, CA 95833, as such party's agent in the State of California for acceptance of legal process, and agrees that service made on such agent shall have the same legal effect as if served upon such party personally within the State of California.

         10.14. Recovery of Attorneys' Fees. In the event of any litigation between the parties hereto relating to this Agreement or the transactions contemplated hereby, the prevailing party shall be entitled to recover its attorney's fees and costs (including court costs) from the non-prevailing party; provided, that if both parties prevail in part, the attorney's fees and costs shall be awarded by the court in such manner as it deems equitable to reflect the relative amounts and merits of the parties' claims.

         10.15. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

                  [remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

LECROY CORPORATION

By:  /s/ Carmine J. Napolitano
------------------------------------------
Name: Carmine J. Napolitano
Title: Vice President, General Manager - Product Divisions


CATALYST ENTERPRISES, INC.

By:  /s/ Nader Salehomoum
------------------------------------------
Name: Nader Salehomoum
Title: President and Chief Executive Officer


2006 FRANKLIN CONGRESS CORPORATION

By:  /s/ Carmine J. Napolitano
------------------------------------------
Name: Carmine J. Napolitano
Title: President and Chief Executive Officer


                          EQUITYHOLDER REPRESENTATIVE:

  /s/ Nader Salehomoum
------------------------------------------
Nader Salehomoum, as Equityholder Representative


SHAREHOLDER:

  /s/ Nader Salehomoum
------------------------------------------
Nader Salehomoum




                [Signature Page to Agreement and Plan of Merger]